                            FOR INFORMATION ONLY

 A REGISTRATION STATEMENT RELATING TO THIS COMPANY HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM 10

                               ----------------

                         GENERAL FORM FOR REGISTRATION
                                 OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                SONOSIGHT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                WASHINGTON                                  91-1405022
      (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)
               P.O. BOX 3020
            NORTH CREEK PARKWAY
            BOTHELL, WASHINGTON                             98041-3020
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (425) 482-8888

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                     NONE.

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

  SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                SONOSIGHT, INC.

                                    PART I

ITEM 1. BUSINESS.

  The information required by this item is contained under the sections "INTRODUCTION", "FORWARD LOOKING INFORMATION," "THE DISTRIBUTION", "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", and "BUSINESS" of the Information Statement (the "Information Statement") attached hereto as Annex I and such sections are incorporated herein by reference.

ITEM 2. FINANCIAL INFORMATION.

  The information required by this item is contained under the sections "SELECTED COMBINED FINANCIAL DATA", "UNAUDITED PRO FORMA FINANCIAL INFORMATION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCING" of the Information Statement and such sections are incorporated herein by reference.

ITEM 3. PROPERTIES.

  The information required by this item is contained under the section "PROPERTIES" of the Information Statement and such section is incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The information required by this item is contained under the sections "MANAGEMENT OF SONO--Stock Ownership of Directors and Executive Officers", "EXECUTIVE COMPENSATION--Compensation of Executive Officers" and "--Aggregated Option Exercises in Fiscal 1997 and Year-End Option Values" and "CERTAIN TRANSACTIONS--Option Adjustments" of the Information Statement and such sections are incorporated herein by reference.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

  The information required by this item is contained under the sections "MANAGEMENT OF SONO--Directors" and "--Executive Officers" and "EXECUTIVE COMPENSATION" of the Information Statement and such sections are incorporated herein by reference.

ITEM 6. EXECUTIVE COMPENSATION.

  The information required by this item is contained under the sections "EXECUTIVE COMPENSATION" and "CERTAIN TRANSACTIONS--Option Adjustments" of the Information Statement and such sections are incorporated herein by reference.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  The information required by this item is contained under the sections "INTRODUCTION", "THE DISTRIBUTION--Relationship between ATL and SONO after the Distribution", "FINANCING--Capital Contribution by ATL", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Liquidity and Capital Resources" and "CERTAIN TRANSACTIONS" of the Information Statement and such sections are incorporated herein by reference.

ITEM 8. LEGAL PROCEEDINGS.

  The information required by this item is contained under the sections "BUSINESS--Legal Proceedings" and "--Environmental" of the Information Statement and such sections are incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

  The information required by this item is contained under the sections "THE DISTRIBUTION--Manner of the Distribution" and "--Listing and Trading of SONO Common Stock", "MANAGEMENT OF SONO--Stock Ownership of Directors and Executive Officers" and "DESCRIPTION OF SONO CAPITAL STOCK" of the Information Statement and such sections are incorporated herein by reference.

ITEM 10. RECENT SALE OF UNREGISTERED SECURITIES.

  None.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

  The information required by this item is contained under the section "DESCRIPTION OF SONO CAPITAL STOCK" of the Information Statement and such section is incorporated herein by reference. Reference is also made to the Articles of Incorporation of SONO and the Bylaws of SONO which are set forth as Exhibits 3.1 and 3.3 hereto, respectively, and the form of Common Stock Certificate of SONO set forth as Exhibit 10 hereto.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The information required by this item is contained under the section "MANAGEMENT OF SONO--Director and Officer Liability" of the Information Statement and such section is incorporated herein by reference. Reference is also made to the Articles of Incorporation of SONO and the Bylaws of SONO which are set forth as Exhibits 3.1 and 3.3 hereto, respectively.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  The information required by this item is contained in "SELECTED COMBINED FINANCIAL DATA", "UNAUDITED PRO FORMA FINANCIAL INFORMATION" and in the "Combined Financial Statements" on pages F-1 through F-12 of the Information Statement and is incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  None.

[LOGO OF ATL ULTRASOUND]

Dear Shareholder:

  The Information Statement which follows describes the impending distribution by ATL Ultrasound, Inc. to its shareholders of 100% of the outstanding common stock of SonoSight, Inc. ("SONO"), a wholly owned subsidiary of ATL. SONO will be engaged in the development, manufacture and marketing of highly portable or handheld ultrasonic imaging devices, designed to be used as primary examination tools and carried by the physician in a variety of clinical applications such as women's healthcare, emergency medicine and internal medicine.

  As more fully discussed in the Information Statement, the Board of Directors and management of ATL believe that the divestiture of SONO through the distribution of its common stock is in the best interests of ATL and will enhance the value for ATL shareholders in these businesses. We believe that the core businesses of ATL and SONO are fundamentally dissimilar and that both can best be served by organizing SONO with an independent management focused solely on developing and marketing these handheld ultrasound imaging devices.

  As explained in the Information Statement, each holder of record of ATL Common Stock on the record date for the distribution, which was March 30, 1998, will receive one share of SONO Common Stock for each three shares of ATL Common Stock held on such date. No fractional shares will be issued. In lieu of receiving fractional shares, ATL shareholders will receive cash. It is anticipated that statements evidencing your ownership in SONO will be mailed on the date of the distribution, which is April 6, 1998. Shortly thereafter, you will receive cash for any fractional shares to which you would otherwise be entitled.

  The Information Statement is being sent to shareholders of record of ATL as of this date. Shareholders of record on the record date for the distribution will be entitled automatically to participate in the distribution and are not required to do anything to become entitled to participate. We are not soliciting your proxy since no shareholder approval of the distribution is required or sought.

  The Information Statement contains important information about SONO, its organization, business and properties and also contains financial statements and other financial information. SONO's initial level of capitalization is $18 million, and the new company will receive a second funding from ATL of $12 million in January 1999. I urge you to review the Information Statement and retain it for future reference.

                                          Sincerely,


                                          /s/ Dennis C. Fill

                                          Chairman of the Board and
                                           Chief Executive Officer

Bothell, Washington
March 31, 1998

[LOGO OF SONOSIGHT, INC.]

Dear Shareholder:

  If you owned three or more shares of Common Stock of ATL Ultrasound, Inc. on March 30, 1998, you will become a shareholder in a new publicly held company-- SonoSight, Inc. ("SONO")--which is developing and plans to market handheld or otherwise highly portable ultrasound devices for use as first stage examination tools.

  SONO's FirstSight(TM) ultrasound technology innovation is planned to open a truly new field of clinical diagnosis--"primary imaging"--that will empower clinicians at the examining table, at the bedside, and in the field, by extending their immediate diagnostic capabilities. We have conceived primary imaging as a "Pass/Act/Refer" clinical diagnosis model: "Pass" when no abnormality is detected, "Act" when an abnormality is detected with sufficient precision to allow immediate therapeutic intervention, or "Refer" when specialist referral for further diagnostic workup is required before definitive therapy can be instituted. This clinical model is intended, for the first time, to bring the immediacy, efficacy, convenience, comfort, and cost savings of ultrasound technology to the initial physical examination, wherever it is performed.

  SONO's FirstSight line of ultrasound devices will first be designed for use in women's healthcare, a field commanding increasing attention and financial resources in many parts of the world. The considerable patient care and economic benefits of our ultrasound devices, however, are planned to be applicable to a broad range of medical practitioners in a wide variety of settings.

  The enclosed Information Statement will provide you with more detailed information about SONO, primary imaging, and FirstSight technology. Those of us who are on SONO's management team are enthusiastic about its future and the significant opportunity it represents. We believe that we will be making a positive contribution to the current emphasis of healthcare providers worldwide by providing better patient care at less cost. We look forward to working on your behalf in the years ahead.

                                          Sincerely,

                                          /s/ Kevin W. Goodwin

                                          President and Chief Executive
                                           Officer

Bothell, Washington
March 31, 1998

                             INFORMATION STATEMENT

                                SONOSIGHT, INC.

                   COMMON STOCK (PAR VALUE $0.01 PER SHARE)

  This Information Statement is being furnished by ATL Ultrasound, Inc., a Washington corporation ("ATL"), in connection with its distribution (the "Distribution") of a tax-free stock dividend to holders of ATL common stock of record as of the close of business on March 30, 1998 (the "Record Date"), of 100% of the outstanding common stock of SonoSight, Inc., a Washington corporation ("SONO") and associated preferred stock purchase rights.

  The Distribution will be made effective as of April 6, 1998 (the "Distribution Date"). No consideration will be paid by ATL's shareholders for shares of SONO common stock. Shareholders will receive one share of SONO common stock for every three shares of ATL common stock owned by them. No fractional shares of SONO common stock will be distributed, but shareholders will later receive the cash equivalent of any such fractional shares.

  THE ATTENTION OF THE SHAREHOLDERS IS DIRECTED PARTICULARLY TO THE "RISK FACTORS" DESCRIBED HEREIN FOR INFORMATION THAT SHOULD BE CONSIDERED IN ADDITION TO THE OTHER INFORMATION OF THIS INFORMATION STATEMENT.

  There is not currently a public market for the SONO common stock. It is anticipated that SONO common stock will be listed on the Distribution Date on the Nasdaq National Market System under the trading symbol SONO.

                               ----------------

     NO  VOTE  OF  SHAREHOLDERS  IS  REQUIRED  IN  CONNECTION  WITH  THIS
           DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU
                ARE REQUESTED NOT TO SEND US A PROXY.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE  COMMISSION OR  ANY  OTHER FEDERAL  OR STATE  AUTHORITY NOR
    HAS   SUCH   COMMISSION   OR   OTHER   AUTHORITY   PASSED   UPON   THE
      ACCURACY  OR   ADEQUACY   OF  THIS   INFORMATION   STATEMENT.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  Shareholders of ATL with inquiries relating to the Distribution should contact ATL's Corporate and Investor Relations Department, 22100 Bothell Everett Highway, P.O. Box 3003, Bothell, WA 98041-3003, Telephone: (800) 426-2670, Ext. 7427. After the Distribution Date, shareholders of SONO with inquiries relating to their investment in SONO should contact SonoSight, Inc., Secretary, at North Creek Parkway, P.O. Box 3020, Bothell, Washington 98041-3020 (telephone no. (425) 482-8888; Website: http://www.sonosight.com).

                               ----------------

           The date of this Information Statement is March 31, 1998.

 [THE INSIDE COVERS (FRONT AND BACK) OF THE INFORMATION STATEMENT ARE DELETED.]

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    5
Forward Looking Statements................................................    7
Introduction..............................................................    8
The Distribution..........................................................    8
  Reasons for the Distribution............................................    8
  Manner of the Distribution..............................................    9
  Listing and Trading of SONO Common Stock................................    9
  Federal Income Tax Consequences of the Distribution.....................   10
  Conditions to the Distribution..........................................   12
  Relationship Between ATL and SONO After the Distribution................   12
Risk Factors..............................................................   12
Financing.................................................................   17
  Capital Contribution by ATL.............................................   17
  Bank Operating Facility.................................................   17
Selected Combined Financial Data..........................................   18
Unaudited Pro Forma Financial Information.................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
  General Overview........................................................   21
  Results of Operations...................................................   22
  Liquidity and Capital Resources.........................................   22
Business..................................................................   24
Management of SONO........................................................   31
  Directors...............................................................   31
  Committees of the Board of Directors....................................   32
  Executive Officers......................................................   33
  Stock Ownership of Directors and Executive Officers.....................   33
  Director and Officer Liability..........................................   35
Executive Compensation....................................................   35
  Compensation of Executive Officers......................................   35
  Certain Relationships and Related Transactions..........................   36
  1998 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and
   Performance Unit Plan..................................................   36
  Management Incentive Compensation Plan..................................   42
  Nonemployee Director Stock Option Plan..................................   43
  401(k) Retirement Plan..................................................   44
Certain Transactions......................................................   44
  Financial Support.......................................................   44
  Agreements Between ATL and SONO.........................................   45
  Option Adjustments......................................................   48
Description of SONO Capital Stock.........................................   50
  Authorized Capital Stock................................................   50
  Common Stock............................................................   50
  Preferred Stock.........................................................   50
  SONO Rights.............................................................   50
  Market for SONO Common Stock............................................   53
  Dividends...............................................................   53
  Transfer Agent and Registrar............................................   53
Available Information.....................................................   53
Index to Combined Financial Statements....................................  F-1

                      [This page intentionally left blank]

                                    SUMMARY

  The following Summary is qualified in its entirety by reference to the detailed information and financial statements included elsewhere in this Information Statement.

                                THE DISTRIBUTION

 Distributing Company.............  ATL Ultrasound, Inc., a Washington
                                    corporation ("ATL").
 Shares to be Distributed.........  Approximately 4.8 million shares of common stock, par value $0.01 per share ("SONO
                                     Common Stock"), of SonoSight, Inc., a
                                     Washington corporation ("SONO"), based on
                                     the number of shares of Common Stock, par
                                     value $0.01 per share, of ATL ("ATL Common
                                     Stock") expected to be outstanding on the
                                     Record Date referred to below, including
                                     accompanying SONO purchase rights. See
                                     "DESCRIPTION OF SONO CAPITAL STOCK--SONO
                                     Rights". No action is needed by ATL
                                     shareholders to receive their SONO Common
                                     Stock.
 Distribution Ratio...............  One share of SONO Common Stock for each three shares of ATL Common Stock.
 Shares of SONO Common Stock
  Outstanding on the Distribution   Approximately 4.8 million shares will be
  Date............................   outstanding on the Distribution Date. An
                                     additional 325,000 shares will be
                                     authorized for future issuance in response
                                     to the exercise of pre-existing options to
                                     purchase ATL common stock, and 1.1 million
                                     shares will be authorized for future stock
                                     and stock option incentive awards to SONO
                                     directors and employees. See "CERTAIN
                                     TRANSACTIONS--Option Adjustments", and "--
                                     Agreements Between ATL and SONO--Employee
                                     Benefits Agreement".

 Trading Market...................  SONO is arranging to have the SONO Common
                                     Stock listed on the Nasdaq National Market
                                     System as of the Distribution Date.

 Record Date......................  Close of business on March 30, 1998.

 Transfer Agent...................  First Chicago Trust Company of New York
                                     ("Transfer Agent").

 Distribution Date................  April 6, 1998. On the Distribution Date,
                                     ATL will transfer shares of SONO Common
                                     Stock to the Transfer Agent. The Transfer
                                     Agent will mail shareholder statements on
                                     or about April 6, 1998. SONO plans to
                                     issue no stock certificates for SONO
                                     stock.

 Fractional Share Interests.......  Fractional share interests will be aggregated and sold by the Transfer Agent
                                     on the open market and checks for the
                                     ratably divided cash proceeds will be
                                     mailed to those shareholders otherwise
                                     entitled to a fractional interest shortly
                                     after share statements are mailed. See
                                     "THE DISTRIBUTION--Manner of the
                                     Distribution".

 Tax Consequences.................  ATL has received an opinion of Cravath,
                                     Swaine & Moore, tax counsel to ATL, that
                                     receipt of SONO Common Stock by
                                     shareholders of ATL will be tax-free for
                                     Federal income tax purposes. See "THE
                                     DISTRIBUTION--Federal Income Tax
                                     Consequences of the Distribution".

                                SONOSIGHT, INC.

 Business of SONO.................  SONO is developing handheld or otherwise highly portable ultrasonic imaging devices
                                     to be used as examination tools carried by
                                     the physician in a variety of clinical
                                     settings, including women's healthcare,
                                     emergency and internal medicine
                                     applications. It is the belief of SONO's
                                     management that SONO's FirstSight(TM)
                                     primary imaging technology will increase
                                     the information gathered by physical
                                     examination, helping clinicians improve
                                     patient outcomes and lower healthcare
                                     costs by bringing the immediacy and
                                     efficacy of ultrasound to the examining
                                     table, the bedside and the field.
                                     Examination with SONO FirstSight
                                     technology is expected to enable
                                     clinicians to identify earlier those
                                     patients requiring more comprehensive
                                     diagnostic procedures or specialist
                                     intervention.
 Risk Factors.....................  Shareholders are directed to the discussion of risk factors which begins on page 10 of
                                     this Information Statement.
 Subsequent Relationship With ATL.  While SONO will be an independent public company following the Distribution, it
                                     will be contracting with ATL for a number
                                     of important services until SONO makes
                                     other arrangements for those services. See
                                     "THE DISTRIBUTION--Relationship Between
                                     ATL and SONO After the Distribution" and
                                     "CERTAIN TRANSACTIONS".
 Principal Executive Offices......  North Creek Parkway, P.O. Box 3020,
                                     Bothell, WA 98041-3020. Telephone (425)
                                     482-8888; Website
                                     http://www.sonosight.com.

                          FORWARD LOOKING STATEMENTS

  In compliance with the provisions of the Private Securities Litigation Reform Act of 1995, SONO provides the following information.

  SONO is endeavoring to increase, through ultrasound imaging, the information gathered by a clinician during physical examination of a patient. This benefit is intended to improve patient outcomes by distinguishing patients requiring more comprehensive diagnostic procedures from patients not in immediate need of such services. SONO intends to market new imaging devices for use where early detection of a problem can make an actual difference in patient management. These imaging devices represent a convergence of highly portable systems, microcircuitry advances, and advanced digital and software development with the desire for noninvasive imaging in early physical examination of a patient.

  Forward looking information is also found in the "SUMMARY" on page 3, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page 17, and in the "BUSINESS" section beginning on page 20 of this Information Statement.

  The above statements and those referred to above are forward looking statements that involve a number of risks and uncertainties and other factors that could cause actual results to differ materially from those projected in the forward looking statements. SONO is developing new ultrasound devices for new markets, which entails considerable uncertainty. Such product development can encounter unanticipated obstacles, which may materially delay or prevent the completion of the products, cause significant changes in their intended performance, and/or result in significant unanticipated costs and expenses. SONO could encounter difficulties in receiving regulatory approvals for its products, which could materially delay or prevent their introduction into the marketplace. Organizing a manufacturing operation could pose unanticipated obstacles and delays, component and manufacturing costs may exceed SONO's current expectations, and vendors who supply components necessary for the manufacture of products could be delayed in delivering critical components. The financial resources available to SONO may not be sufficient to fund completion of product development and introduction, particularly if unanticipated technical difficulties or changes in market requirements arise, and additional financing, if needed, may not be available on favorable terms or at all. The markets SONO plans to establish may not develop as rapidly as SONO anticipates, which may cause sales and revenues to fall significantly short of SONO's objectives. Competition for handheld ultrasound devices may develop, which could cause a decline in SONO's unit sales, selling prices, or both. The foregoing factors, and those described under "Risk Factors" below, among others, may cause obstacles which are difficult for SONO to overcome with its presently planned assets and resources, and could cause results to differ materially from those presently anticipated by SONO. Accordingly, investors should not place undue reliance on forward looking statements. SONO assumes no obligation to update forward looking statements made herein or in other public filings or new releases. Additional information on the factors is found in "RISK FACTORS" beginning on page 10 of this Information Statement.

  Section 27A(b)(2)(D) of the Securities Act of 1933 and Section 21E(b)(2)(D) of the Securities Exchange Act of 1934 both state that the section of the respective act entitled "Application of Safe Harbor for Forward-Looking Statements" shall not apply to a forward-looking statement that is made in connection with an initial public offering.

                                 INTRODUCTION

  On April 6, 1998 (the "Distribution Date"), ATL Ultrasound, Inc. ("ATL") will make a distribution (the "Distribution") of 100% of the outstanding shares of Common Stock, par value $0.01 per share, of its wholly owned subsidiary, SonoSight, Inc. ("SONO"), as a tax-free stock dividend to holders of record of ATL Common Stock, par value $0.01 per share, at the close of business on March 30, 1998 (the "Record Date").

  The highly portable or handheld ultrasonic imaging devices under development by SONO (referred to herein as "handheld" devices or products) are a continuing evolution of ATL's developments in high density digital ultrasound electronics, which ATL pioneered over a decade ago. Because these handheld devices are being designed to be significantly different from ATL's cart-borne, high performance ultrasound systems in terms of utility, end-users, and distribution channels, ATL and SONO believe this business is of a substantially different character from that which has been historically conducted by ATL. It is for these reasons that SONO is being reorganized as a separate, independent business. See "THE DISTRIBUTION--Reasons for the Distribution" and "BUSINESS--Decision to Form a Separate Company".

  SONO's principal executive offices will be located at North Creek Parkway, P.O. Box 3020, Bothell, Washington 98041-3020, and its telephone number is
(425) 482-8888. SONO's Website address is http://www.sonosight.com.

                               THE DISTRIBUTION

  After extended study, ATL has concluded that it is in the best interests of ATL and its shareholders to spin off its handheld ultrasound systems business to its shareholders by making the Distribution. To respond to the exercise of existing options to purchase ATL Common Stock, 325,000 shares of SONO Common Stock will be authorized for issuance under the SONO Adjustment Plan following the Distribution as a result of the adjustment of existing ATL stock options. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Employee Benefits Plan" and "--Option Adjustments." At the time of the Distribution, ATL will make a capital contribution of its cumulative advances to SONO and contribute $30 million of cash as capital to SONO for working capital and other purposes in two tranches, a first tranche of $18 million at the time of the Distribution and a second tranche of $12 million on January 15, 1999. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

REASONS FOR THE DISTRIBUTION

  The Distribution is intended to increase the long-term value of the investment of ATL's shareholders in medical diagnostic ultrasound by permitting the managements of both ATL and SONO to concentrate on the particular needs and opportunities of their respective core businesses. These two businesses are basically dissimilar (in terms of, for example, markets, product size and configuration, channels of distribution, investment priorities, competitive strategies, and management requirements) and ATL believes the businesses can be more effectively managed as separate companies. The long-term planning and development of ATL's premium and mid-range ultrasound systems business, with its more established markets, different product configurations, and distribution channels, should benefit from the absence of concerns about the demanding financial requirements and more variable results associated with the development of a new handheld ultrasound device business for new and different markets. Furthermore, the Distribution is intended to permit the handheld ultrasound device business to develop a more focused management structure with the proper incentives to respond to the needs of newly created ultrasound markets in a manner which is intended to meet different competitive requirements. ATL and SONO also believe that the Distribution will allow the financial markets to recognize and better evaluate the individual merits of the two businesses. See "BUSINESS--Decision to Form a Separate Company".

MANNER OF THE DISTRIBUTION

  On or before the Distribution Date, ATL will transfer to the Transfer Agent for holders of record of ATL Common Stock on the Record Date, 100% of the outstanding shares of SONO Common Stock. Such shares will be distributed to holders of record of ATL Common Stock on the Record Date, without any consideration being paid by such holders, on the basis of one share of SONO Common Stock for each three shares of ATL Common Stock held on the Record Date. All such shares will be fully paid, nonassessable and free of pre-emptive rights. The Transfer Agent estimates that mailing of shareholder statements for such shares will commence on or about April 6, 1998.

  No certificates or scrip representing fractional shares of SONO Common Stock will be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of ATL Common Stock who would otherwise be entitled to receive a fractional share of SONO Common Stock will receive cash for such fractional interest. Such cash will be derived from the sale of fractional interests by the Transfer Agent on behalf of shareholders otherwise entitled to fractional shares. The Transfer Agent, as promptly as practicable, will aggregate and sell all fractional share interests at then prevailing prices in the over-the-counter market and ratably distribute by mail the net proceeds of such sale to shareholders of record otherwise entitled to receive fractional shares shortly after shareholder statements evidencing ownership in SONO are mailed. See "Federal Income Tax Consequences of the Distribution" below.

  No holder of ATL Common Stock will be required to pay any cash or other consideration for the shares of SONO Common Stock received in the Distribution or to surrender or exchange shares of ATL Common Stock in order to receive SONO Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of ATL Common Stock. After the Distribution, holders of ATL Common Stock will continue to own their shares of ATL Common Stock and, if such shareholders were shareholders of record at the close of business on the Record Date, they will also receive shares of SONO Common Stock.

  In connection with the Distribution, each outstanding option to purchase ATL Common Stock held by an employee of SONO or ATL on the Distribution Date will be adjusted to provide an option to purchase SONO Common Stock and a separate option to purchase ATL Common Stock. Option adjustments are intended to provide each employee optionholder with the same "intrinsic value" in the adjusted options as represented by the original ATL options ("Existing ATL Options") immediately prior to the Distribution Date. The number of shares covered by such adjusted options and the respective option exercise prices will be based upon the exercise price of the Existing ATL Options, the relative market prices of the two stocks immediately prior to and subsequent to the Distribution, and an adjustment ratio of one SONO option for each six shares covered by the Existing ATL Options. Adjusted options to purchase ATL Common Stock will thereafter be tendered to and serviced by ATL, and adjusted options to purchase SONO Common Stock will thereafter be tendered to and serviced by SONO. Such adjusted options may be exercised against ATL and SONO only during that portion of the term of the original ATL option in connection with which they were issued. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Employee Benefits Plan" and "--Option Adjustments."

  Since holders of unvested restricted ATL Common Stock are shareholders of record as of the Record Date, such restricted ATL Common Stock holders will receive the SONO stock dividend in the same manner as other holders of ATL Common Stock on the Record Date, and the SONO shares will continue to be subject to the same restrictions as existed for the restricted ATL Common Stock. Such restrictions will expire in accordance with their original terms and schedules.

LISTING AND TRADING OF SONO COMMON STOCK

  There is currently no public market for the SONO Common Stock. Prices at which the SONO Common Stock may trade prior to the Distribution on a "when-issued" basis, or after the Distribution, cannot be predicted. The prices at which trading in such stock occurs may fluctuate significantly. The prices at which the SONO Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, but not limited to, the depth and liquidity of the market for the SONO Common Stock, investor perception of SONO and the industry in which SONO participates, SONO's progress in the marketplace, and general economic and market conditions. See "RISK FACTORS."

  SONO is making arrangements for the SONO Common Stock and the accompanying indivisible SONO Rights to be quoted on the Nasdaq National Market of the Nasdaq Stock Market ("Nasdaq") following the Distribution Date. The Nasdaq ticker symbol will be SONO. SONO is expected to initially have approximately 7,300 shareholders of record, based upon the number of shareholders of record of ATL as of December 31, 1997. For information regarding options to purchase SONO Common Stock that will be outstanding after the Distribution see "CERTAIN TRANSACTIONS--Option Adjustments".

  Following the Distribution Date, ATL Common Stock will continue to trade on Nasdaq under the ticker symbol ATLI. As of the Distribution Date SONO's results of operations will no longer be consolidated with ATL's results. See "SELECTED COMBINED FINANCIAL DATA". Accordingly, as a result of the Distribution, the trading price of ATL Common Stock may fluctuate to account for this de-consolidation, and the combined trading prices of the ATL Common Stock and the SONO Common Stock held by shareholders after the Distribution may be less than, equal to or greater than the trading price of the ATL Common Stock prior to the Distribution. The prices at which the ATL Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the ATL Common Stock, investor perception of ATL and the industry in which ATL participates, ATL's dividend policy and general economic and market conditions.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

  ATL has received an opinion of Cravath, Swaine & Moore, tax counsel to ATL, to the effect that for Federal income tax purposes:

    1. The Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

    2. No gain or loss will be recognized by ATL upon the Distribution.

    3. No gain or loss will be recognized by holders of the ATL Common Stock solely as a result of their receipt of the SONO Common Stock in the Distribution.

    4. The tax basis of the ATL Common Stock and the SONO Common Stock (including any fractional shares of SONO Common Stock for which cash is received) held immediately after the Distribution by any holder will equal such holder's tax basis in its ATL Common Stock immediately before the Distribution, allocated in proportion to the relative fair market values of the ATL Common Stock and the SONO Common Stock on the Distribution Date.

    5. The holding period of the SONO Common Stock received in the Distribution (including any fractional shares of SONO Common Stock for which cash is received) will include the holding period of the ATL Common Stock with respect to which the SONO Common Stock was distributed, provided that such ATL Common Stock was held as a capital asset on the Distribution Date.

    6. Cash received in lieu of fractional share interests in SONO Common Stock will be treated as payment in exchange for such stock. The difference between the amount of cash received and basis allocable to such fractional share interest will be a capital gain or loss, as the case may be, provided that the ATL Common Stock is held as a capital asset on the Distribution Date.

  Such opinion of counsel is subject to certain factual representations and assumptions. ATL is not aware of any present facts or circumstances that would cause such representations and assumptions to be untrue. ATL and

SONO will also agree to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Distribution Agreement." No ruling has been or will be sought from the Internal Revenue Service with respect to the Federal income tax consequences of the Distribution, and there can be no assurance that the Internal Revenue Service will not take a position contrary to that expressed in the opinion of Cravath, Swaine & Moore.

  If the Distribution were not to qualify under Section 355 of the Code, then
(i) ATL would recognize capital gain equal to the excess of (x) the fair market value of the SONO Common Stock on the Distribution Date over (y) its adjusted tax basis in the SONO Common Stock, and (ii) each holder of ATL Common Stock who receives shares of SONO Common Stock in the Distribution would be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of such shares of SONO Common Stock on the Distribution Date, taxed first as a dividend to the extent of such shareholder's pro rata share of ATL's current and accumulated earnings and profits, and then as a nontaxable return of capital to the extent of such shareholder's basis in the ATL Common Stock (with any remaining amount being taxed as capital gain). Pursuant to the Distribution Agreement, ATL and SONO will agree that ATL will bear 85% of any such corporate level tax and SONO will bear 15% thereof, unless such tax is caused by actions of ATL or SONO, in which case the responsible party will bear the tax. Regardless of such agreement, ATL and SONO will each be severally liable to the Internal Revenue Service for the full amount of any such Federal corporate level tax that is not paid by the other. For a description of the Distribution Agreement, see "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Distribution Agreement."

  This summary may not be applicable to shareholders who received their ATL Common Stock as restricted stock, unless before the Distribution Date the restrictions applicable to such ATL Common Stock have lapsed or the holder of such restricted ATL Common Stock has elected under Section 83(b) of the Code to recognize compensation income upon the grant of such restricted stock. Generally, the receipt of restricted SONO Common Stock as a dividend on such restricted ATL Common Stock will not be treated as a taxable event, but the holder of such restricted SONO Common Stock will recognize ordinary compensation income at the time the restrictions on such SONO Common Stock lapse, in an amount equal to the fair market value of such restricted SONO Common Stock at that time.

  Disqualifying acquisitions. Under current law, ATL (but not ATL shareholders) would recognize taxable gain in connection with the Distribution (determined as if ATL had sold all the SONO Common Stock for fair market value on the Distribution Date) if 50% or more of the outstanding stock of SONO or ATL were acquired (or deemed to be acquired) and the Distribution and such acquisition were part of a plan or series of related transactions (a "Disqualifying Acquisition"). For that purpose, any acquisition of stock of SONO or ATL within the period beginning two years prior to the Distribution Date and ending two years after the Distribution Date would be presumed to be part of such a plan or series of related transactions, although ATL or SONO, as the case may be, may be able to rebut such presumption.

  The Distribution Agreement contains provisions intended to prevent the occurrence of a Disqualifying Acquisition. Under the terms of the Distribution Agreement, unless otherwise approved by the IRS or legal counsel or agreed to by both ATL and SONO, ATL and SONO will not at any time after the Distribution Date take any action which may be inconsistent with the tax treatment of the Distribution as a nonrecognition event for ATL. Without limiting the generality of the foregoing, ATL and SONO will not, within two years after the Distribution Date: (a) liquidate or merge with or into any other corporation;
(b) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Distribution; (c) with certain exceptions, redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Distribution; (d) make a material disposition or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to shareholders, or otherwise, of the assets constituting the trades or businesses relied upon to satisfy Section 355 (b) of the Code; or (e) discontinue the active conduct of the trades or businesses relied upon to satisfy Section 355 (b) of the Code. Accordingly, it can be expected that ATL and SONO will not enter into any transaction which might constitute a Disqualifying

Acquisition, and, consequently, the ability of ATL and SONO to enter into business combinations with other companies or to issue additional stock may be restricted.

  The foregoing discussion of the anticipated Federal income tax consequences of the Distribution is for general information only. ATL shareholders should consult their own advisers as to the specific tax consequences of the Distribution, including the effects of foreign, state and local tax laws and the effect of possible changes in tax laws.

CONDITIONS TO THE DISTRIBUTION

  There are no conditions precedent to the Distribution. No shareholder vote is required for the Distribution. Nevertheless, the ATL Board of Directors has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date.

RELATIONSHIP BETWEEN ATL AND SONO AFTER THE DISTRIBUTION

  Subsequent to the Distribution, SONO will operate independently from ATL, and ATL will continue to conduct its remaining businesses. Mr. Cramer will continue as a director of ATL, and Dr. Souquet will continue as a vice president of ATL. See "MANAGEMENT OF SONO--Directors."

  On the Distribution Date, SONO and ATL will enter into a Distribution Agreement, a series of Service Agreements, an OEM Supply Agreement, an Employee Benefits Agreement, and a Technology Transfer and License Agreement governing their relationship subsequent to the Distribution. Such agreements provide for an allocation of assets and liabilities relating to their ultrasound businesses between ATL and SONO, for certain arrangements relating to the adjustment of ATL stock options and restricted stock, for the transition of employee benefits for SONO employees, for the transfer and licensing of certain technology rights between the two companies, for the protection of ATL technology licensed to SONO, and for noncompetition between ATL and SONO for a limited period of time in the spheres of certain of their present businesses. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO." Although ATL will continue to offer to provide services to SONO for a period of time subsequent to the Distribution Date, such services will only be made available for certain specified business functions and, in any event, are ultimately expected to be discontinued.

                                 RISK FACTORS

  New Company; Need to Manage Rapid Growth. SONO is a new company being created principally with existing employees of ATL for the purpose of engaging in a challenging program of product development and introduction in a market that may become highly competitive. SONO has never been operated or managed as a stand-alone company. After the Distribution, SONO and its management will be assuming responsibility for a variety of management and administrative functions which have been previously performed by ATL, in many cases by personnel who are remaining at ATL. SONO will be required to establish the corporate infrastructure and financial systems and controls to operate as an independent company. The scope and complexity of SONO's activities and the number of employees are likely to increase rapidly as product development and preparation for manufacturing and marketing of its products proceed. SONO's transition to an independent stand-alone public company, coupled with the need to manage the development and introduction of its products, will place significant strains on its limited management and administrative resources and increased demands on its administrative and financial infrastructure, procedures, systems and controls. There can be no assurance that SONO's administrative and financial infrastructure, procedures, systems and controls will adequately support its planned activities, or that its management will be able to effectively manage its activities to achieve the rapid, efficient execution of its product development program and business strategy.

  No History of Profitability; Potential Fluctuations in Operating
Results. SONO does not have an operating history as a separate, stand-alone company. SONO has experienced significant operating losses since its inception, has an accumulated deficit of $7.9 million at December 31, 1997, and had a net tangible book value of $240,128 at December 31, 1997. SONO has no revenues from product sales and will not have any such revenues unless and until a marketable product is successfully developed, receives government approvals, and is successfully manufactured and distributed to the market. SONO expects to continue to experience losses unless and until sales of its handheld ultrasound products become significant in future years. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FORWARD LOOKING INFORMATION." There can be no assurance that SONO will ever generate sufficient revenues to attain profitability on an annual basis, and financial results may fluctuate materially from quarter to quarter, particularly during the initial quarters of handheld ultrasound product distribution. Moreover, SONO's quarterly results may also be affected by fluctuating demand for SONO's planned products, declines in the average selling prices for such products, by increases in the costs of the components and subassemblies acquired by SONO from vendors, or other effects.

  The market prices for securities of medical technology companies have often been volatile. Among other things, announcements of technical innovations or new commercial products by SONO or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential medical results with products under development by SONO, and regulatory developments in both the United States and foreign countries, as well as period-to-period fluctuations in revenues and financial results and changes in estimates by securities analysts, may have a significant impact on the market price of shares of SONO Common Stock following the Distribution.

  Possible Need for Additional Financing. Based on SONO's current operating plan, SONO believes that its working capital will be sufficient to satisfy its capital requirements and finance its plans for product development through to an initial product launch in 1999. See "FORWARD LOOKING STATEMENTS." Such belief is based on certain assumptions, including, among other things, R&D and marketing expenses needed to bring its planned handheld products to market, the time required to do so, projected revenues and rate of adoption, and that ATL will make payment of its second unconditional tranche of $12 million on time on January 15, 1999, and there can be no assurance that such assumptions will prove to be correct. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." In addition, contingencies or opportunities may arise which would require SONO to reduce discretionary spending, obtain additional capital, or both. Accordingly, there can be no assurance that cash resources will be sufficient to satisfy SONO's capital requirements. SONO may require additional financing, which may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that SONO will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. See "FINANCING."

  Uncertainty of Product Development and Production. The handheld ultrasound imaging products to be marketed by SONO are still under development, and a fully operational prototype has yet to be produced. Product development programs typically encounter unforeseen problems and delays, and their costs often exceed budgets planned at the outset of the programs. There are no assurances that SONO's handheld ultrasound device development programs will not encounter technical obstacles, or that those technical obstacles can be overcome or can be accomplished in a timely or cost-effective manner. The occurrence of technical obstacles, the time needed to overcome them, or the inability to do so, could have a material adverse effect on SONO's business, financial condition and results of operations. SONO's plans call for production of handheld ultrasound devices in unit volumes which SONO believes to be significantly above those typically attained by manufacturers of cart-borne ultrasound systems. There can be no assurance that such a manufacturing operation can be timely developed or arranged with a third party, or will not encounter problems obtaining the necessary personnel, equipment, materials, and/or support. Obstacles and delays in efficiently organizing a manufacturing operation could have a material adverse effect on SONO's business, financial condition or results of operations. The medical device industry has traditionally been characterized by rapidly evolving technology, resulting in relatively short product life cycles and continuing competitive pressure to develop and market new products. There can be no assurance that SONO will be able to develop and market new products on a cost-effective and timely basis, that such products will compete favorably with products developed by others or that SONO's existing technology will not be superseded by new technology developed by competitors.

  Uncertainty of Market Development or Acceptance; Development of Competitive Products. SONO expects to market products which are unlike existing ultrasound systems in new markets for medical ultrasound. There are no assurances that the products developed by SONO will be favorably received by these markets, or that new markets for SONO's products will develop in a timely manner. If the markets for SONO's handheld ultrasound devices fail to develop, develop more slowly than SONO anticipates, or cease to develop, SONO's business, financial condition and results of operations could be materially and adversely affected. SONO is organizing a distribution network which will be reliant to a significant degree upon the efforts of third party distributors. Many of these distributors are expected to be in the business of distributing other medical products in addition to the SONO products. There can be no assurance that this distribution network will function as effectively as SONO desires, or that individual third party distributors will be effective in marketing SONO's products. Competitive products may emerge as SONO is marketing its handheld ultrasound devices. A number of research groups have received government funding from the U.S. Government's Advanced Research Projects Agency ("ARPA") for development of miniaturized or laptop ultrasound units concurrently with ATL's ARPA grant. Companies with resources far greater than those of SONO may now be planning to market handheld ultrasound devices or may decide to do so in the future. See "BUSINESS--Competition." In addition, ATL can enter the handheld market five years after the Distribution Date, and this five year restriction may be subject to limitations or not fully enforceable in all jurisdictions. ATL can market ultrasound devices weighing more than ten pounds at any time, although it has no current plans for products in the 10-15 pound category. Furthermore, third parties may receive licenses to ATL's technology which extend to products competitive with those of SONO. There can be no assurance that actual or potential competitors will not develop and market products that are superior or perceived to be superior relative to products supplied by SONO. Competition could adversely affect SONO's revenues and profitability.

  Lack of Diversification. SONO will be engaged in the primary imaging business (See "BUSINESS"), and will be entirely reliant on the success of its handheld ultrasound products to sustain its planned financial results and future growth. SONO currently has no plans for diversification of its business outside of handheld ultrasound device markets. SONO's rights to use ATL technologies are limited to handheld devices, and SONO has agreed with ATL that SONO will not, for a period of five years, compete with ATL by engaging in certain activities related to ultrasound systems that are not handheld ultrasound products. Additionally, SONO has, for a period of five years, granted an exclusive license to ATL to use all SONO technologies for ultrasound systems other than handheld ultrasound products. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO." Consequently, SONO will be subject to adverse developments in the medical device business as a result of competition, technological change, governmental regulation, change in third-party reimbursement policies or any other factors to a greater extent than a company with more diverse businesses.

  Potential Loss of Personnel. Key employees of SONO could terminate their employment pending or following the Distribution or may not elect to join SONO from ATL, which could adversely affect SONO's operations for a period of time. Additionally, SONO has agreed with ATL that it will neither recruit nor hire ATL employees without the consent of ATL for at least one year following the Distribution. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO."

  No Prior Market for SONO Common Stock. There is not currently a public market for SONO Common Stock and there can be no assurance as to the prices at which trading in SONO Common Stock will occur after the Distribution. Until SONO Common Stock is fully distributed and an orderly market develops, the prices at which such stock trades may fluctuate significantly. SONO is making arrangements to have SONO Common Stock approved for quotation on Nasdaq following the Distribution Date. See "THE DISTRIBUTION--Listing and Trading of SONO Common Stock".

  Extensive Government Regulation. SONO's planned products and manufacturing activities are subject to extensive and rigorous governmental regulation, principally by the U.S. Food and Drug Administration (the "FDA") and corresponding state and foreign agencies. The FDA administers the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"). SONO is subject to the standards and procedures contained in the FDC Act and the regulations promulgated thereunder, and is subject to inspection by the FDA for compliance with such standards and procedures. SONO is in need of clearance of its handheld ultrasound products by the

FDA before it can begin marketing the products in the United States, and approvals are also required before SONO can begin marketing its products in most other countries. While SONO anticipates receiving needed approvals in time for its current plans for product introduction, the process of obtaining regulatory approvals can be lengthy, expensive and uncertain. Failure to obtain the necessary clearances and approvals will delay marketing of SONO's products, and failure to comply with FDA regulations and ISO quality requirements could result in sanctions being imposed, including restrictions on the marketing of, or the recall of, SONO's products. There can be no assurance that SONO will be able to obtain necessary regulatory approvals in the future, and delays in the receipt of or failure to receive such approvals, the loss of previously obtained approvals or failure to comply with regulatory requirements could have a material adverse effect on the business, financial condition and results of operations of SONO. See "BUSINESS--Government Regulation."

  Dependence on Third-Party Reimbursement; Cost Containment. SONO's products will be used by healthcare providers for medical services for which the providers may seek reimbursement from various third-party payors such as government programs and private health insurance plans. Such reimbursement is subject to the regulations and policies of governmental agencies and other third-party payers. Presently, reimbursement is authorized for a number of the uses of handheld ultrasound devices envisioned by SONO, but not for all planned procedures for which its devices may be suitable. Reduced governmental expenditures in many countries, however, continue to put pressure on diagnostic procedure reimbursement. SONO cannot predict whether reimbursement for additional procedures which may be performed by its products will be approved, what changes may be forthcoming in reimbursement policies and procedures, nor the effect of such changes on its business. There can be no assurance that the use of SONO's products will be considered cost-effective by third-party payers, that reimbursement will continue to be available or, if available, that payers' reimbursement levels will not adversely affect SONO's ability to sell its products on a profitable basis. Failure by hospitals and other healthcare providers to obtain reimbursement from third-party payers and/or changes in governmental and private third-party payers' policies toward reimbursement for procedures employing SONO's products could have a material adverse effect on SONO's business, financial condition and results of operations. See "BUSINESS--Reimbursement."

  Uncertainty of Patents and Proprietary Rights. SONO has one issued U.S. patent covering its planned handheld products, and has a number of patent applications for its planned products pending in the United States and other countries. There can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors. There can be no assurance that trademark protection sought by SONO will be granted and maintained.

  Certain critical technology incorporated in SONO's products is protected by copyright and trade secret laws and confidentiality and licensing agreements. There can be no assurance that such protection will prove adequate or that SONO will have adequate remedies for violation of its intellectual property rights. Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the medical device industry places considerable importance on obtaining patent, trademark, copyright and trade secret protection for new technologies, products and processes. The loss of protection for SONO's technology could have a material adverse effect on SONO's business. Certain technology which is being incorporated in SONO's products is licensed under an agreement with ATL which is terminable by ATL upon a material breach by SONO which goes uncured for thirty days, and the loss of the rights to such technology could have a material adverse effect on SONO's business. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO."

  Companies in high-technology businesses routinely review the products of others for possible conflict with their own patent rights. High technology companies from time to time receive notices of claims from others alleging patent infringement. While SONO believes that it does not infringe any valid patent of any third party, there can be no assurance that SONO will not be subject to future claims of patent infringement or that any claim will not require SONO to pay substantial damages or delete certain features from its products, or both. Such claims could temporarily or permanently interrupt SONO's ability to ship affected products.

  SONO is dependent upon certain ATL technology which is licensed from ATL for use in SONO's planned products. Termination or other loss of such rights could have a substantial impact upon SONO's ability to develop, make and sell its planned handheld ultrasound products.

  Absence of Dividends. SONO currently does not intend to pay cash dividends on shares of its Common Stock. Restrictions on the payment of dividends may exist under SONO's planned operating facility.

  Dependence on Single-Source Suppliers. SONO will depend on some single-source vendors for certain important component parts for its products, in particular, VLSI Technology and Harris Semiconductor, two of ATL's partners in the ARPA program. Although no supply contracts are presently in place, SONO plans to purchase custom ASICs from these two companies. A disruption in the supply of a single-source part for a product could have a material adverse effect on SONO's production of products incorporating such items in cases where the existing inventory of the components is not adequate to meet SONO's demand for the component during such disruption. Vendors of highly specialized and unique parts such as custom semiconductor devices and critical scanhead materials can occasionally experience difficulty in the manufacture of such components. Vendors can also experience difficulty in meeting quality standards that SONO requires of its vendors. In addition, these items generally have long order lead times, restricting the ability of SONO to respond quickly to changing market conditions.

  Possibility of Products Liability and Warranty Claims. The manufacture and sale of SONO's products entail inherent risks of product liability and warranty claims. SONO expects to have a limited amount of product liability insurance; however, in the event of a product liability claim there can be no assurance that the coverage limits of such insurance policies will be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful claim against SONO in excess of insurance coverage could have a material adverse effect on SONO's business, financial condition and results of operations. In addition, warranty claims and recalls may adversely affect SONO's operations and financial condition.

  Possible Antitakeover Effects. The Rights Agreement between SONO and First Chicago Trust Company of New York, acceleration provisions in benefit plans and employee contracts, and the terms of SONO's license to use ATL technology contain several provisions that may make the acquisition of control of SONO more difficult or expensive. See "DESCRIPTION OF SONO COMMON STOCK--SONO Rights", "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO's', and "EXECUTIVE COMPENSATION".

  Federal Income Tax Consequences of the Distribution. ATL has received an opinion of Cravath, Swaine & Moore, tax counsel to ATL, to the effect that the Distribution will be tax free under Section 355 of the Code. Such opinion is subject to certain factual representations and assumptions. ATL is not aware of any present facts or circumstances that would cause such representations and assumptions to be untrue. SONO and ATL will also agree to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Distribution Agreement." No ruling has been or will be sought from the Internal Revenue Service with respect to the Federal income tax consequences of the Distribution, and there can be no assurance that the Internal Revenue Service will not take a position contrary to that expressed in the opinion of Cravath, Swaine & Moore. If the Distribution were not to qualify under Section 355 of the Code, or if an acquisition of ATL or SONO were to take place as part of a plan that includes the Distribution, then ATL and shareholders receiving SONO Common Stock could be subject to certain tax liabilities. See "THE DISTRIBUTION--Federal Income Tax Consequences of the Distribution" for a detailed discussion of the U.S. Federal income tax consequences of the Distribution.

  Reliance Upon ATL During Transition Period. During the transition period necessary for its autonomous operation as a public company, SONO will contract with ATL for certain services and support. See "CERTAIN TRANSACTIONS-- Agreements Between ATL and SONO." These services include, among others, engineering services that may be critical to the success of SONO's product development efforts. Such services will be provided by ATL as ATL concurrently meets the needs of its own shareholders and business, and conflicting demands upon ATL's resources may develop which could adversely affect the provision of services to SONO. ATL has the right to terminate a service agreement on 90 days notice in certain circumstances. There can be no assurance that the ATL resources needed by SONO will be available to SONO to the level or in the timeframe required by SONO to meet its planned objectives, and that ATL's internal priorities will not materially adversely affect the availability of important services to SONO.

                                   FINANCING

CAPITAL CONTRIBUTION BY ATL

  At the time of the Distribution, ATL will make a capital contribution of its cumulative advances to SONO (which totaled approximately $8.1 million as of December 31, 1997) and contribute $30 million of cash as capital to SONO for working capital and other purposes. All invoices for goods and services for SONO which are outstanding on the Distribution Date, and as to which associated goods and services have not been delivered or performed will be the responsibility of SONO after the Distribution Date. The $30 million contribution will be made in two tranches, a first tranche of $18 million on the Distribution Date, and a second tranche of $12 million on January 15, 1999. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO--Distribution Agreement" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

BANK OPERATING FACILITY

  SONO has been discussing terms and conditions of an operating facility with several banks, but has not as yet concluded arrangements with any institution. SONO is continuing these discussions but it is unlikely that SONO will arrange the desired operating facility prior to the Distribution Date.

                       SELECTED COMBINED FINANCIAL DATA

  The information set forth below under the captions "Combined Statement of Operations Data" and "Combined Balance Sheet Data" as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and for the period from February 1994 (inception) through December 31, 1997 is derived from the audited combined financial statements of SonoSight, Inc.

  The selected data presented below under the caption "Combined Statement of Operations Data" for the period ended December 31, 1994 is derived from unaudited combined financial statements of SonoSight, Inc.

  The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the combined audited financial statements and related notes thereto included elsewhere in this Information Statement.

  SONO's business, which is the basis for the following combined financial information, consists of the handheld ultrasound division of ATL. The combined financial information below represent the combination of ATL's handheld division and the corporate entity (SonoSight, Inc.) effecting the Distribution. The information set forth below is intended to present the results of operations and financial condition of SONO as if it had operated as a stand-alone company since its inception. Certain of the costs and expenses presented in this combined financial information represent intercompany allocations and management estimates of the cost of services provided by ATL. As a result, the combined financial statements and information presented may not be indicative of the results that would have been achieved had SONO operated as a nonaffiliated entity.

                     COMBINED STATEMENT OF OPERATIONS DATA

                             FOR THE PERIODS ENDED DECEMBER 31,            FEBRUARY 1994
                          --------------------------------------------  (INCEPTION) THROUGH
                            1994      1995       1996         1997       DECEMBER 31, 1997
                          --------  --------  -----------  -----------  -------------------
Grant Revenues..........  $    --   $    --   $ 1,028,895  $ 2,947,700      $ 3,976,595
Operating Expenses
  Research and
   development..........    38,926    74,928    2,575,719    7,063,842        9,753,415
  Selling, general and
   administrative.......     2,503     8,623      197,057    1,819,355        2,027,538
  Other expenses........       --        --        20,578       58,954           79,532
                          --------  --------  -----------  -----------      -----------
    Total Operating
     Expenses...........    41,429    83,551    2,793,354    8,942,151       11,860,485
                          --------  --------  -----------  -----------      -----------
    Net Loss............  $(41,429) $(83,551) $(1,764,459) $(5,994,451)     $(7,883,890)
                          ========  ========  ===========  ===========      ===========
Pro forma net loss per
 share (unaudited)......                                   $     (1.24)
                                                           ===========
Shares used in computing
 pro forma net loss per
 share (unaudited)......                                     4,824,780
                                                           ===========

                          COMBINED BALANCE SHEET DATA

                                                                AS OF DECEMBER
                                                                      31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
     Total assets............................................. $156,703 $409,967
     Owner's equity........................................... $103,849 $240,128

  Balance sheet data prior to 1996 is not meaningful. Substantially all intercompany activity related to SONO's operations and all amounts receivable and payable by SONO are accounted for by ATL and the net amount, except accrued compensated absences, is recorded as net advances from ATL in owner's equity.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The historical combined financial statements of SONO found on pages F-1 through F-15 of this Information Statement reflect periods during which SONO did not operate as an independent publicly-owned company. Therefore, such historical financial statements may not necessarily reflect the combined results of operations or financial position that would have existed had SONO been an independent publicly-owned company during those periods. The following pro forma financial statements reflect adjustments to the historical combined statement of operations as if the Distribution had occurred at the beginning of the period presented and adjustments to the historical combined balance sheet as if the Distribution had occurred at December 31, 1997. The pro forma financial statements of SONO should be read in conjunction with the historical combined financial statements and the notes thereto contained elsewhere in this Information Statement. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the future results of operations or financial position of SONO or what the results of operations or financial position would have been had SONO been an independent publicly-owned company during the period reflected.

  As a result of the Distribution, SONO believes that the following pro forma financial information is important to enable the reader to obtain a more meaningful understanding of SONO's results of operations.

                            PRO FORMA BALANCE SHEET

                                           AS OF DECEMBER 31, 1997
                                    ------------------------------------------
                                    HISTORICAL   ADJUSTMENTS       PRO FORMA
                                    -----------  ------------     ------------
Assets
  Cash............................. $       --   $ 18,000,000 (a) $ 18,000,000
  Property and equipment, net......     409,967                        409,967
                                    -----------                   ------------
    Total Assets................... $   409,967                   $ 18,409,967
                                    ===========                   ============
Liabilities
  Accrued expenses................. $   169,839                   $    169,839
Owner's Equity
  Preferred stock, par value $1.00,
   6,000,000 shares authorized, no
   shares issued or outstanding....         --                             --
  Common stock, par value $.01,
   50,000,000 shares authorized, no
   shares issued or outstanding,
   actual; 4,824,780 shares issued
   and outstanding, pro forma......         --         48,248 (b)       48,248
  Additional paid-in capital.......         --     30,000,000 (a)   38,075,770
                                                    8,075,770 (b)
Net advances from ATL..............   8,124,018    (8,124,018)(b)          --
Due from ATL.......................         --    (12,000,000)(a)  (12,000,000)
Deficit accumulated during the
 development stage.................  (7,883,890)                    (7,883,890)
                                    -----------                   ------------
    Total Owner's Equity...........     240,128                     18,240,128
                                    -----------                   ------------
    Total Liabilities and Owner's
     Equity........................ $   409,967                   $ 18,409,967
                                    ===========                   ============

--------

(a) Represents ATL's contribution of $18 million in cash on the Distribution Date and its unconditional commitment to contribute an additional $12 million in cash on January 15, 1999.
(b) Represents the contribution by ATL of all cumulative net advances to SONO and the issuance of SONO Common Stock upon the Distribution.

                       PRO FORMA STATEMENT OF OPERATIONS

                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        1997
                                         -------------------------------------
                                         HISTORICAL   ADJUSTMENTS   PRO FORMA
                                         -----------  -----------  -----------
Grant Revenues.......................... $ 2,947,700               $ 2,947,700
Operating Expenses
  Research and development..............   7,063,842    640,000(c)   7,703,842
  Selling, general and administrative...   1,819,355     20,000(c)   2,539,355
                                                        700,000(d)
  Other expenses........................      58,954                    58,954
                                         -----------               -----------
    Total Operating Expenses............   8,942,151                10,302,151
                                         -----------               -----------
    Net Loss............................ $(5,994,451)              $(7,354,451)
                                         ===========               ===========
Pro forma net loss per share............                           $     (1.52)
                                                                   ===========
Shares used in computing pro forma net
 loss per share.........................                             4,824,780
                                                                   ===========

--------
(c) The adjustments represent the 20% mark-up on research and development expenses and a 10% mark-up on general and administrative expenses which are provided for under the service agreements between ATL and SONO. See "AGREEMENTS BETWEEN ATL AND SONO."

(d) Represents the additional estimated costs expected to be incurred by SONO on a prospective basis, including the incremental costs associated with SONO's status as an independent public company. Incremental costs are derived from known amounts, preliminary negotiations and quotes from service providers, and amounts that are readily estimable by management. These costs are as follows:

     Executive compensation........................................... $180,000
     Audit, legal and tax.............................................   90,000
     Shareholder relations............................................  135,000
     Directors' and officers' insurance...............................  100,000
     Annual directors' fees and expenses..............................  160,000
     Exchange listing fees............................................   35,000
                                                                       --------
                                                                       $700,000
                                                                       ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements which involve risks and uncertainties. SONO's actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those described under "Forward Looking Information" and "Risk Factors" and elsewhere in this Information Statement.

GENERAL OVERVIEW

  The business of SonoSight, Inc. ("SONO") began in 1994 as a project of ATL Ultrasound, Inc. ("ATL") chartered to develop the conceptual design and specifications for a handheld ultrasound device. Since inception, the project evolved into a separate division of ATL with a focus on accelerating the research, development and commercialization of the handheld device. SONO expects to complete a working prototype during the third calendar quarter of 1998. To date, there have been no revenues from the sale of SONO's highly portable ultrasound devices. If commercialized, the highly portable or handheld ultrasound imaging devices are expected to allow physicians to carry a diagnostic instrument which is expected by SONO to complement and extend the information gathered in an initial physical patient examination.

  SONO significantly expanded its development activities in 1996 when its handheld ultrasound device proposal was selected for matched funding by the U.S. Government's Advanced Research Projects Agency ("ARPA"). ARPA's Technology Reinvestment Project ("TRP") provides funding of up to 50% for the development of technology having both military and commercial applications. In May 1996, SONO and its TRP collaborators (University of Washington, Harris Semiconductor and VLSI Technology, Inc.) formed a consortium and entered into a development contract with the Office of Naval Research (the "U.S. Navy"). Each of the collaborators has specific contracted deliverables and earmarked funding based on its achievement of milestones. The U.S. Navy is expected to contribute $4,755,000 for SONO's share of the project or approximately half of SONO's initial TRP proposal costs totaling $9,704,000. SONO has recorded revenues of $3,976,595 as of December 31, 1997, and expects the balance of approximately $778,400 will be realized as revenue assuming the remaining project milestones are met. The terms of the development contract specify that each collaborator will own rights to the technology it develops. The Application Specific Integrated Circuits ("ASICs") which are planned to be manufactured by VLSI Technology, Inc. and Harris Semiconductor are essential to SONO in developing handheld, ultrasonic imaging devices, and SONO will be relying on VLSI Technology, Inc. and Harris Semiconductor to supply ASICs which incorporate the technologies developed by the consortium.

  SONO's future success will largely depend on its ability to successfully develop, obtain government approval of, market and sell the handheld ultrasound products. To date, SONO has not generated any revenue from product sales. Since inception, funding from ATL and the U.S. Navy has been used to finance the development of SONO's technologies.

  As of December 31, 1997, SONO has incurred cumulative losses since inception of approximately $7.9 million. Moreover, SONO has increased, and expects to further increase its level of operating expenses and operating losses as it accelerates research and development efforts and moves to commercializing the handheld ultrasound device. SONO's limited operating history and stage of development makes accurate prediction of future operating results difficult.

  Future revenues and results of operations may fluctuate significantly from quarter to quarter or year to year and will depend upon numerous factors, including the timing of regulatory clearances or approvals, the extent to which SONO's planned products gain market acceptance, the scale-up of manufacturing capabilities, the expansion of sales and marketing activities, competition, the timing and success of new product introductions by SONO or its competitors and the ability of SONO and its agents to market its products in the United States and internationally. Accordingly, period to period comparisons of SONO's operating results are not necessarily meaningful and should not be relied upon as indicators of future performance or operating results.

RESULTS OF OPERATIONS--COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 TO THE YEARS ENDED DECEMBER 31, 1996 AND 1995

  Costs and expenses for SONO consist of research and development; selling, general and administrative; and other expenses. These expenses have increased and are expected to continue to increase as SONO devotes more resources to developing its first product and becomes a stand-alone company responsible for performing additional management and administrative functions.

  Work commenced on the U.S. Navy contract in 1996. SONO recorded grant revenues of $1,028,895 and $2,947,700 for the years ended December 31, 1996 and 1997, respectively. In 1997 grant revenue increased by 186% over 1996 due to scaled-up efforts to develop the handheld system, and therefore, greater allowable expenses qualifying for the U.S. Navy funding under the terms of the contract. The U.S. Navy contract is nearing completion and much lower grant revenues will be realized in 1998.

  Research and development expenses were $74,928, $2,575,719, and $7,063,842 for the years ended December 31, 1995, 1996, and 1997, respectively. Research and development expenses increased as the handheld project evolved from the initial design efforts in 1995 involving only a few engineers to a fully staffed development program in 1996 and 1997 with accelerating expenditures for engineering personnel, consultants, materials and other project spending.

  Selling, general and administrative expenses were $8,623, $197,057, and $1,819,355 for the years ended December 31, 1995, 1996, and 1997, respectively. SONO did not commit significant market research and distribution channel development resources until 1997 and, therefore, experienced the large spending increase over 1996 and 1995 when expenses were primarily for limited general and administrative overhead. The marketing expenditures principally relate to costs associated with the increase in personnel and consulting expenditures for market research and distribution channel development activities.

LIQUIDITY AND CAPITAL RESOURCES

  To date, SONO has not generated any revenue from the sale of products, and its cash requirements have been funded by advances from ATL and grants from the U.S. Navy under the ARPA development program. During the year ended December 31, 1997, cash obtained from these sources and used in operations was $9.1 million. The cash requirements of SONO's business have increased in recent periods and are expected to continue to increase as SONO accelerates product development activities, engages in market research and the creation of distribution channels, and builds the management and administrative infrastructure necessary to function as a stand-alone public company.

  In connection with the Distribution, ATL will contribute to the capital of SONO all cumulative net advances made by ATL to SONO prior to the Distribution date. In addition, ATL will contribute to the capital of SONO (a) the amount of $18 million in cash on the Distribution date, and (b) the amount of $12 million in cash on January 15, 1999. The second contribution of $12 million by ATL is a contractual obligation under the Distribution Agreement between ATL and SONO. There is no contingency to be satisfied before ATL makes this second payment of $12 million. The contractual obligation to make this payment is satisfied simply by the passage of time, as stated in the Distribution Agreement between ATL and SONO. SONO has full recourse to ATL in the event of a default of this obligation. While SONO has no contingency plans at present to respond to such a default, SONO may in such event consider the issuance of common or preferred stock or debt securities, or bank financing. See "RISK FACTORS--Possible Need for Additional Financing." Based on current operating plans, SONO management believes the $30 million in cash from ATL should provide sufficient working capital to fund its currently planned operations through to an initial product launch in 1999. However, the amount of cash required to fund the completion of product development, the establishment of management, administrative and manufacturing infrastructure, distribution channels, and the introduction of product to the marketplace are difficult to predict, and will depend in part upon factors beyond SONO's control. Cash requirements could exceed SONO's estimates as a result of a variety of factors such as technical obstacles, delays in development or in obtaining regulatory approval, cost overruns in research and development programs or establishing manufacturing activities, greater than anticipated administrative expenses or lower than anticipated adoption rates or revenues after product introduction. Unanticipated opportunities or contingencies also could result in increased cash requirements. Accordingly, SONO could require additional financing earlier than it presently anticipates, and such financing may not be obtainable on a timely basis, on favorable terms, or at all. See "RISK FACTORS--Possible Need for Additional Financing" and "FORWARD LOOKING STATEMENTS."

  If adequate funds are not available to meet its cash needs, SONO may be required to significantly curtail its research and development programs, its overall spending levels, or delay or cancel marketing initiatives or product introductions, or obtain funds through arrangements with collaborative partners or others that may require SONO to relinquish rights to certain of its technologies or products.

YEAR 2000

  SONO is developing its products to be "Year 2000" compliant and believes that problems associated with computer programs written using two digits rather than four digits to define the applicable year will be inconsequential to SONO's operations.

                                   BUSINESS

OVERVIEW

  SONO is developing handheld ultrasonic imaging devices to be used as examination tools and carried by the physician for a variety of clinical settings, including women's healthcare and emergency and internal medicine applications. SONO's FirstSight(TM) primary imaging technology is expected by SONO to increase the information gathered by physical examination, helping clinicians improve patient outcomes and lower healthcare costs by bringing the immediacy and efficacy of ultrasound to the examining table, the bedside and the field. Examination with SONO's FirstSight technology is expected to enable clinicians to identify earlier those patients requiring more comprehensive diagnostic procedures or specialist intervention.

  SONO has conceived primary imaging as a "Pass/Act/Refer" clinical diagnosis model: "Pass" when no abnormality is detected, "Act" when an abnormality is detected with sufficient precision to allow immediate therapeutic intervention, or "Refer" when specialist referral for further diagnostic workup is required before definitive therapy can be instituted. This clinical model is intended to bring the immediacy, efficacy, convenience, comfort, and cost savings of ultrasound technology to the initial physical examination, wherever it is performed.

  SONO is the operating company for the handheld ultrasound device business founded by ATL. SONO is currently based in ATL's headquarters facility in Bothell, Washington. SONO was originally incorporated in Washington State on July 7, 1986 and became the wholly owned subsidiary for ATL's handheld ultrasound device business by change of name to Handheld Ultrasound Systems, Inc. on December 31, 1997 and now by name change is SonoSight, Inc. During its first two fiscal years following the Distribution, SONO plans to begin the manufacture, marketing and distribution of handheld ultrasound products. SONO does not expect product revenues before 1999.

BACKGROUND

  The handheld ultrasound imaging devices under development by SONO are a continuing evolution of ATL's leadership in digital broadband ultrasound technology. ATL introduced the first all-digital ultrasound system in 1988 and today has the largest installed base of all-digital systems. ATL has recently introduced its fifth generation of digital ultrasound technology, while many other companies are just introducing their first. ATL's leadership is based on its development of proprietary microchip ASIC (Application Specific Integrated Circuit) technology and advanced system software to increase the power and resolution of ultrasound imaging while reducing its cost. In 1997, ATL introduced what is believed to be the world's most powerful ultrasound system, the HDI 5000 system which operates at over 14 billion operations per second, yet is the same physical size as its predecessor, the HDI 3000. The HDI 5000 is the first system to apply supercomputed processing, patented new blood flow imaging technology and adaptive system intelligence to diagnostic ultrasound, giving healthcare providers a vast amount of new information about the human body.

  While ATL has prioritized the use of its ASIC technology to increase the performance and capabilities of diagnostic ultrasound imaging, ATL recognized that the increasing electronic capacity of its custom ASICs would inevitably reach a point where all of the processing circuitry necessary for an ultrasound system could be compacted into a single, battery-powered, handheld unit. In 1994, ATL assembled a team of scientists and engineers in its research and development organization and charged them to begin design of a handheld ultrasound system. In February 1996, ARPA selected ATL and a consortium consisting of the University of Washington, VLSI Technology, Inc. and Harris Semiconductor for a two year matching grant of $6.3 million to develop a handheld ultrasound device for use on the battlefield or in other natural or man-made disaster situations to diagnose victims of severe trauma. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Interest in the ARPA-sponsored program arose in part due to the fact that survival rates dramatically improve if life-threatening conditions can be diagnosed and remedial treatment begun within the first hour after injury. This government sponsored program is expected to culminate with the delivery of prototype handheld ultrasound devices to the Department of the Navy in the third quarter of 1998.

  As a result of the accelerated progress toward development of a handheld ultrasound device which the ARPA program funding provided, ATL announced in February 1997 formation of a business group responsible for product and commercial market development of an all-digital handheld ultrasound system. ATL Vice President Kevin Goodwin was named vice president and general manager of ATL's Handheld Systems Business Group. Jens Quistgaard, Ph.D., Chief of the Senior Technology Staff, ATL's senior scientific body, was named executive director of product generation. These individuals are now serving in key positions in SONO management. See "MANAGEMENT OF SONO--Executive Officers."

DECISION TO FORM A SEPARATE COMPANY

  ATL management believes that it is in the best interests of SONO, ATL and ATL shareholders to spin off SONO as a separate, independent company focusing on the handheld ultrasound device business opportunity. The following distinctions were among the primary considerations that led the management and Board of Directors of ATL to this decision.

  Business Focus. ATL's priority is the development, marketing and service of high performance and mid-range ultrasound systems that serve highly specialized and established diagnostic areas of medicine, as well as open new clinical applications of ultrasound that require advanced performance capabilities. In these markets, ultrasound is most commonly used as a definitive diagnostic instrument. Due to size and cost constraints, today's ultrasound systems cannot effectively be used as primary screening tools as envisioned by SONO. SONO is developing entirely new products for the primary imaging market. ATL and SONO believe that the challenges of the primary imaging market will be best met by a singularly focused, strongly committed, independent business.

  Time to Market. The development of SONO's handheld ultrasound device business has reached the point at which SONO must act quickly and decisively to organize a manufacturing capability for handheld ultrasound devices and put in place a worldwide distribution network for these products. ATL and SONO believe that the desire for rapid time to market can be best satisfied by a nimble organization focused on the single challenge of the handheld ultrasound market.

  Customers. ATL and SONO believe that the sophisticated ultrasound systems sold by ATL are the finest ultrasonic imaging products available today. To gain the full benefit of such performance, the ATL products are purchased and operated by highly specialized ultrasound professionals. ATL's products are sold to hospitals and large clinics where specialized practitioners of ultrasonic imaging generally conduct their practices. SONO envisions that its handheld devices will be used by established ultrasound professionals, but also that these much simpler, easy to operate devices could potentially be used by a broad range of medical disciplines which today do not routinely employ ultrasound.

  Products. ATL's diagnostic ultrasound systems are cart-borne, high performance systems weighing several hundred pounds and requiring an external electrical power source. Scanning is performed by a scanhead or probe which connects to the cart-borne system. Images are viewed on a television-type monitor and the system is operated from a full computer-style keyboard and numerous other controls. The cart is typically an integral part of the system and carries peripheral accessories such as VCRs and printers. SONO anticipates that its products will differ in each of the above characteristics. SONO's products are anticipated to be light-weight, battery-powered devices (under ten pounds) consisting of a handheld scanhead unit connected by cable to a small processor unit and a flat-panel display. Images will typically be viewed on the flat-panel display, and the system is presently planned to have simple controls operated by one hand or even one finger as a patient is scanned.

  Price. ATL's cart-borne mid range and premium systems currently sell for prices ranging from $50,000 to $300,000, SONO's products are expected to be sold below $20,000, and thus be affordable to a broader group of medical practitioners.

  Distribution. ATL distributes its ultrasound systems through a direct company sales force in the United States and through affiliate subsidiaries and supporting exclusive dealer networks in international markets. However, ATL and SONO believe that the higher volume nature of the SONO business will benefit from an independent dealer distribution network to reach a broad range of medical practitioners worldwide.

BUSINESS STRATEGY

  SONO's objective is to lead in the creation, development and distribution of handheld devices for use in a broad range of medical disciplines. Key elements of the Company's strategy include:

  .Create and lead the development of the "primary imaging" market.

  SONO intends to develop broad awareness of the many potential clinical applications for primary imaging. SONO is developing handheld ultrasound devices to be marketed to hospitals, clinics, physicians and other medical personnel worldwide for use as a primary screening tool during a physical examination. In this deployment, the purpose of the device is to exclude or identify a problem that would benefit from full specialist diagnostic follow-up. Its clinical role may be likened appropriately to a stethoscope, helping the clinician to exclude or detect heart, lung, abdominal or vascular auditory irregularities. For the first time, SONO believes, SONO would provide a primary screening tool that gives front line clinicians a direct view into the body.

  .Establish FirstSight as a technology standard for the primary imaging market.

  SONO intends to market its products to physicians by demonstrating the benefits of primary imaging. SONO's highly portable FirstSight ultrasound devices will be marketed to hospitals, clinics, physicians, and other medical personnel worldwide. Because of its small size, high performance, and ease of operation, SONO intends to work with a broad range of clinical opinion leaders to demonstrate and communicate the efficacy, safety, and cost-effectiveness of FirstSight ultrasound technology.

  .Focus initial products in women's healthcare markets worldwide.

  SONO plans to demonstrate the clinical utility and cost effectiveness of FirstSight technology in the women's healthcare field which is already familiar with ultrasound as a cornerstone of clinical diagnosis. In addition, women's healthcare is receiving increased attention and financial resources in many parts of the world, thus increasing impetus for early adoption of primary imaging. SONO intends to build a library of case studies through which both primary imaging, and FirstSight technology, will demonstrate its benefits to this patient population.

  .Expand usage to broad clinician and patient populations.

  SONO believes the primary diagnostic capabilities provided by FirstSight technology will have significant professional appeal to many clinical specialties. Following demonstration of the benefits of FirstSight technology in women's healthcare, SONO intends to expand its marketing programs to support the use of primary imaging in a variety of clinical settings in which the ability to make a more precise diagnosis in an initial physical examination will provide patient care and costs benefits previously inaccessible. Clinical specialties to be targeted include emergency medicine, internal and family medicine, cardiology, military medicine, and geriatric medicine, among others.

  .Establish strategic partners for manufacturing and worldwide distribution.

  SONO intends to outsource the high volume production of its handheld devices. SONO believes that this outsourcing will optimize manufacturing efficiency and allow SONO to focus on product development, marketing, sales and operations. SONO also intends to build alliances with established independent medical equipment distributors with widespread sales personnel who reach medical providers in all settings with offerings of a variety of medical products. This worldwide distribution network is planned to reach the hospitals, clinics, and medical practices which customarily purchase ultrasound equipment, but is also intended to reach a wide variety of medical practitioners who do not at present use ultrasonic imaging. Clinically skilled sales specialists will be deployed to educate the sales organizations of the distribution companies working with SONO.

1998 PLAN OF OPERATIONS

  During the remainder of fiscal 1998, and continuing into 1999, SONO anticipates continuing with research and development of its initial handheld product. This includes the verification and validation of ASIC chips, the integration of system software and power supply, the completion of enclosures and user interface (controls), and acoustic power and intensity measurements. When full system integration has been completed, the unit is planned to undergo manufacturing engineering in preparation for clinical trial and commercial unit manufacturing. During this period of time SONO also plans to pursue regulatory clearance of its products, to proceed with completion of the remaining milestones of the ARPA contract with the U.S. Navy, to continue with its efforts to establish distribution channels for its planned products, and to begin to establish the corporate infrastructure necessary to operate as a fully independent public company. SONO plans to move to its own facilities in Bothell, Washington during this period. See "FORWARD LOOKING INFORMATION."

SONO'S ULTRASOUND PRODUCTS

  SONO is developing a family of handheld ultrasound devices for primary imaging applications. SONO currently believes that its ultrasound devices will generally sell for under $20,000, and is designing products offering a combination of portability, image quality and overall utility that SONO believes has previously been unavailable at that price point. The products are planned to include a scanhead and a display system typically with an integrated flat panel display, easy to use controls, and additionally will provide images through a video output to standard video monitors. The products are being designed to take advantage of advanced battery technology. See "FORWARD LOOKING STATEMENTS."

CLINICAL APPLICATIONS

  SONO believes its planned products will be applicable to a broad market:

  . Women's Healthcare--1) in gynecology, as a complement to or a replacement for the bi-manual pelvic examination of the uterus and ovaries for routine assessments such as: presence and size of fibroid tumors; changes in endometrial lining, including thickness and polyps, especially during hormone therapy; following normal and follicular development and the evaluation of cystic and solid ovarian masses; 2) in obstetrics, for quick assessment of fetal size, position, viability and placental location, especially in situations where standard ultrasound facilities are not readily available or would require booking a return patient visit solely for an ultrasound examination.

  . Emergency Medicine--1) to triage patients with various acute medical conditions requiring urgent therapeutic intervention such as the presence of acute pericardial effusion (fluid accumulation in the heart sac potentially leading to tamponade or compression of the heart); abnormal cardiac ventricular size, contractility or wall motion pointing to an impending acute cardiac event such as myocardial infarction (heart attack); dissection (wall splitting) of the abdominal aorta; presence of an ectopic (extrauterine) pregnancy; differential diagnosis of gallbladder inflammation associated with gallstones; 2) to triage trauma patients, especially those with internal bleeding caused by blunt abdominal trauma; 3) to provide ultrasound guidance for arterial and/or venous catheter placement. In general, to bring otherwise unavailable ultrasound diagnostic technology to the scene of an accident, in an ambulance or helicopter, or other points of critical care such as military environments like the battlefield, onboard ships and in field hospitals, etc.

  . Primary Care [Internal and Family Medicine]--for use during routine or first-level physical examination throughout the body (abdomen, chest, soft tissues, etc.); extending the clinician's diagnostic senses in much the same way as do the stethoscope, blood pressure monitor and thermometer; to facilitate primary clinical triage in the "Pass/Act/Refer" model: "Pass" when no abnormality is detected, "Act" when an abnormality is detected with sufficient precision to allow immediate therapeutic intervention, or "Refer" when specialist referral for further diagnostic workup is required before definitive therapy can be instituted.

SALES AND MARKETING

  SONO is presently organizing a worldwide distribution network for its handheld ultrasound products. SONO does not presently intend to retain a significant company commissioned sales force, but is in the process of contracting with independent medical equipment distributors having widespread sales personnel who reach medical providers in all settings with offerings of a variety of medical products. Such a distribution network is expected to reach the hospitals, clinics, and medical practices which customarily purchase ultrasound equipment, but may also reach a wide variety of medical practitioners who do not at present use ultrasonic imaging. SONO plans to continue to build this distribution network until it has the full geographic coverage it believes necessary to reach the medical practice areas which will benefit by the use of handheld ultrasound products. This includes areas of the world where conventional cart-borne ultrasound systems are often deemed too expensive, but where the quality of medical care would be substantially improved through use of less costly handheld ultrasound devices. Clinically skilled sales specialists will be deployed to educate and facilitate the sales organizations of the distribution companies working with SONO.

CLINICAL TRAINING

  SONO plans to use established industry training programs and networks to teach basic ultrasound techniques to those unfamiliar with ultrasonic imaging. This task is expected to be greatly eased by the planned simplicity of operation of SONO's handheld ultrasound devices, and by the clarity of the images produced by the FirstSight technology of these devices. Additionally, SONO intends to support customers through ongoing training and clinical support.

COMPETITION

  There is no distinct competition in the marketplace for handheld ultrasonic imaging products. A number of companies today offer portable ultrasound systems, which are low-performance desktop units often resembling a portable oscilloscope. At least two companies are believed to be developing ultrasound systems constructed around a laptop computer. A number of groups, like ATL, are being funded by government grants to develop small ultrasound devices. SONO believes other companies may be planning to develop highly portable devices. SONO believes it can successfully compete with other companies through its technology advantage based on the broadband transducer and digital ASIC expertise it brings from ATL, both of which provide a proprietary foundation for high quality image performance and ongoing cost reduction.

MANUFACTURING

  SONO plans to have ATL manufacture some or all of SONO's requirements for handheld ultrasound devices for a period of up to five years. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO." SONO may decide at any time to end its supply arrangement with ATL following a 180 day notice period, and have ATL assist in the transfer of such manufacturing capability to SONO's own facilities or another supplier designated by SONO. In any event, SONO also has the right to have certain critical component subassemblies such as transducer assemblies continue to be manufactured by ATL for an extended period of time.

SERVICE AND WARRANTY

  It is anticipated that SONO's handheld ultrasound devices will be offered with differing warranties varying from several months to a year. All returned products of SONO will be diagnosed for cause of failure, if applicable, and possible future improvement. SONO does not expect to have a significant service business.

RESEARCH AND DEVELOPMENT

  SONO conducts extensive research, development and engineering activities. To date, approximately 35 engineers have been dedicated to development of the handheld ultrasound products. SONO anticipates that the majority of these individuals will join SONO at the time of the Distribution. SONO expects research and development expenditures to increase during 1999 as new product configurations are developed for introduction. During 1997, 1996 and 1995, SONO spent approximately $7.1 million, $2.6 million and $0.1 million, respectively, on research and development. During 1996 and 1997 SONO had revenue totaling approximately $4.0 million in matching funds under its ARPA-sponsored collaboration program.

PATENTS, TRADEMARKS AND LICENSES

  SONO has filed a number of patent applications on its handheld ultrasound device in the United States and other countries, and received its first U.S. patent No. 5,722,412 for its handheld products in March, 1998. U.S. Pat. No. 5,722,412, has a term extending to June 28, 2016 and covers handheld ultrasound systems with digital beamformers weighing less than ten pounds, including those which are under development by the Company. SONO has a license from ATL to use ATL technology such as ASIC technology in its handheld products, and to continue to have access to ATL's technological developments for three years following the Distribution Date. See "CERTAIN TRANSACTIONS-- Agreements Between ATL and SONO." SONO intends to register the trademarks and trade names through which it conducts its businesses in the United States and abroad. SONO intends to seek protection for the software contained in SONO's ultrasound products under patent, copyright, and trade secret laws where, in its judgment, significant advantage may be obtained from such protection. Patent, copyright and trade secret protection is subject to limitations and uncertainties, and may not provide significant competitive advantage to SONO. See "RISK FACTORS."

  SONO knows of no infringement by its products of any intellectual property rights of others, nor has it received notice from any third party of any claimed infringement. SONO is unaware of any competitive products which infringe the intellectual property rights of SONO.

GOVERNMENT REGULATION

  SONO's products are subject to extensive regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies, and to various domestic and foreign electrical safety and emission standards. The FDA has broad regulatory powers with respect to preclinical and clinical testing of new medical products and the manufacturing, marketing and advertising of medical products. SONO's manufacturing facilities and the manufacture of its products are subject to FDA regulations respecting registration of manufacturing facilities and compliance with the FDA's Quality System Regulations ("QSR"). SONO is also subject to periodic on-site inspection for compliance with such regulations.

  The FDA requires that all medical devices introduced to the market be preceded either by a premarket notification clearance order under Section 510(k) of the FDC Act, or an approved premarket approval application (PMA). A 510(k) premarket notification clearance order indicates FDA agreement with an applicant's determination that the product for which clearance has been sought is substantially equivalent to medical devices that were on the market prior to 1976 or have subsequently received clearance. A PMA indicates that the FDA has determined the company must submit clinical trial data and manufacturing quality assurance information, to prove it is safe and effective for its labeled indications. The process of obtaining 510(k) clearance typically takes approximately six to nine months, while a PMA process typically lasts more than a year. SONO's handheld devices are believed to require only 510(k) clearance.

  SONO's products are being designed to comply generally with applicable electrical safety standards, such as those of Underwriters Laboratories and non-U.S. safety standards authorities. Several countries have, in recent years, changed the electronic emission requirement which must be met by ultrasound equipment. There can be no assurances that SONO will be able to continue to respond to these continually changing regulatory requirements in a timely manner.

  SONO's regulatory compliance programs are being developed to encompass verification of SONO's compliance with international standards for medical device design, manufacture, installation, and servicing known as ISO 9001 standards. The Medical Device Directives, which encompass ISO 9001 standards, will become mandatory in Europe in 1998. The FDA has adopted the ISO 9001 standards as the basis for its QSRs for the United States, and these standards will be in full effect for U.S. manufacturers of medical devices in June, 1998.

REIMBURSEMENT

  The products SONO is developing are intended to be used by healthcare providers for primary imaging applications for which the providers may seek reimbursement from third-party payors. In the United States, this includes Medicare, Medicaid and private health insurance plans. Such reimbursement is subject to the regulations and policies of governmental agencies and other third-party payors. For example, the Medicare program, which reimburses hospitals and physicians for services provided to a significant percentage of hospital patients, places certain limitations on the methods and levels of reimbursement of hospitals for procedure costs and for capital expenditures made to purchase equipment, such as that sold by SONO. The Medicare program also limits the level of reimbursement to physicians for diagnostic tests. The state-administered Medicaid programs and private payors also place limitations on the reimbursement of both facilities and physicians for services provided in connection with diagnostic and clinical procedures. Reduced governmental expenditures in the United States and many other countries continue to put pressure on diagnostic procedure reimbursement. SONO cannot predict what changes may be forthcoming in these policies and procedures, nor the effect of such changes on its business.

  Third-party payors worldwide, including governmental agencies, are under increasing pressure to contain medical costs. Limits on reimbursement or other cost containment measures imposed by third-party payors may adversely affect the financial condition and ability of hospitals and other users to purchase products, such as those of SONO, by reducing funds available for capital expenditures or otherwise. SONO is unable to forecast what additional legislation or regulation, if any, relating to the healthcare industry or third-party reimbursement may be enacted in the future or what effect such legislation or regulation would have on SONO.

ENVIRONMENTAL

  SONO is subject to Federal, state and local provisions regulating the discharge of materials into the environment or otherwise for the protection of the environment. Although SONO's current operations have not been significantly affected by compliance with environmental laws or regulations, Federal, state and local governments are becoming increasingly sensitive to environmental issues, and SONO cannot predict what impact future environmental regulations may have on its operations.

LEGAL PROCEEDINGS

  There are no suits or claims pending against SONO, nor is SONO aware of any threatened suits or claims. While product liability claims against diagnostic imaging companies have not been significant, SONO intends to maintain product liability insurance as of the time of the Distribution.

EMPLOYEES

  As of December 31, 1997, there were 30 full-time employees assigned to the business of SONO. Of these employees, 23 were engaged in research and product development, and the balance were engaged in marketing and administrative capacities. None of SONO's employees is covered by collective bargaining agreements, nor has SONO experienced work stoppages. SONO considers its employee relations to be good.

PROPERTIES

  SONO is planning to relocate its principal offices after the Distribution Date from ATL's headquarters facility to leased premises in the North Creek Parkway Office Complex in Bothell, Washington. The terms of a lease to the premises are presently being negotiated with the landlord of the property, and a lease is expected to be concluded shortly after the Distribution Date.

                              MANAGEMENT OF SONO

DIRECTORS

  The business of SONO will be managed under the direction of its Board of Directors (the "SONO Board"). The SONO Board will meet on a regular basis to review SONO's operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting SONO and to act on matters requiring SONO Board approval. It will also hold special meetings when an important matter requires SONO Board action between scheduled meetings. Members of senior management will be regularly invited to SONO Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

  Following are brief biographies of the six individuals who will serve as Directors of SONO immediately after the Distribution:

  KIRBY L. CRAMER (age 60) serves as Chairman of the Board of Directors and is a member of the Executive Committee. Mr. Cramer is the Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. He is Chairman of the Board of Northwestern Trust Company and also President of Keystone Capital Company, an investment company. Mr. Cramer received his Bachelor of Arts degree from Northwestern University and Master of Business Administration degree from the University of Washington and is a graduate of the Harvard Business School's Advanced Management Program. In 1988, he received an honorary Doctor of Laws degree from James Madison University. Mr. Cramer is a member of the University of Washington Foundation and is past Chairman of the Advisory Board of the University of Washington School of Business Administration. He is the past President and Trustee Emeritus of the Darden School Foundation of the University of Virginia. Mr. Cramer is a member of the boards of directors of ATL Ultrasound, Inc., Northwestern Trust Company, Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Landec Corporation, and Pharmaceutical Product Development, Inc.

  EDWARD V. FRITZKY (age 47) is chairman of the board and chief executive officer of Immunex Corporation, a position he has held since joining Immunex in 1994. From 1992 to 1994 he served as president of Lederle Laboratories, a division of American Cyanamid. Mr. Fritzky was a vice president of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, he served in various executive positions at Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company. During his tenure at Searle, Mr. Fritzky was vice president of marketing for the United States and president and general manager of Searle Canada and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky holds a B.A. degree from Duquesne University and is a graduate of the Advanced Executive Program at the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Fritzky serves on the Advisory Board of the University of Washington Business School and is a member of the board of trustees of the Seattle Technology Alliance and the Corporate Council for the Arts.

  STEVEN R. GOLDSTEIN, M.D. (age 47) is Professor of Obstetrics and Gynecology at New York University School of Medicine, Director of Gynecological Ultrasound at NYU Medical Center, and Co-director of Bone Densitometry for the Department of Obstetrics and Gynecology at NYU Medical Center. He is the immediate past chairman of the New York section of the American College of Obstetrics and Gynecology. Dr. Goldstein is a member of the Board of Governors of the American Institute of Ultrasound in Medicine. He is a member of the Board of Directors of the American Registry of Diagnostic Medical Sonographers, the major certifying organization for sonographers in the United States. He holds his M.D. degree from NYU School of Medicine and completed his residency in OB/GYN at NYU affiliated hospitals in 1980. Dr. Goldstein has authored one textbook on endovaginal ultrasound and a second textbook on gynecological ultrasound. He has authored over 50 technical papers, written chapters in numerous texts relating to OB/GYN, and been an invited speaker at over 250 medical and scientific presentations worldwide. Dr. Goldstein is a member of the Gynecology Advisory Board of Eli Lilly and Pfizer corporations.

  KEVIN M. GOODWIN (age 40) has been vice president and general manager of ATL's handheld systems business group since February, 1997. Mr. Goodwin began his career in medical products with American Hospital Supply Corporation as a national distribution manager, followed by a position with Picker International as area manager for the southeastern United States. In his first sales position with American General Healthcare, a division of Baxter Healthcare, he was named the company's top sales representative during his first year in the position. Mr. Goodwin joined ATL in 1987, where he was promoted through a series of sales positions until being named the business director, and then the vice president and general manager, for ATL's businesses in Asia, Pacific and Latin America ("APLAC") in 1991. During Mr. Goodwin's tenure in these positions, APLAC was ATL's fastest growing business unit. Mr. Goodwin was instrumental in these positions in establishing several international affiliate companies and several strategic alliances with international partners. Mr. Goodwin holds a degree in business administration from Monmouth College of Monmouth, Illinois with an emphasis on hospital management, and attended the Stanford Executive Program.

  JEFFREY PFEFFER, PH.D. (age 51) is Thomas D. Dee Professor of Organizational Behavior at the Graduate School of Business at Stanford University, where he has been a faculty member since 1979. He has also been on the faculty at the University of Illinois and the University of California at Berkeley, and has served as a chaired visiting professor at Harvard Business School. Dr. Pfeffer currently serves on the Visiting Committee for the Harvard Business School. He received B.S. and M.S. degrees from Carnegie Mellon University and his Ph.D. degree from Stanford University. Dr. Pfeffer is the author of eight books and more than 90 articles in professional journals on management topics ranging from organizational design to human resource management. He also serves on the editorial boards of numerous professional journals. Dr. Pfeffer is a member of the Stanford Business School Alumni Association Board of Directors and is a member of the board and compensation committee of Portola Packaging, Inc.

  JACQUES SOUQUET (age 50) has been senior vice president for product generation at ATL since 1993. Dr. Souquet joined ATL in 1981 as a principal scientist in the cardiology division. He rejoined the company in 1989 as director of strategic marketing and product planning. Dr. Souquet's career in ultrasonics began in 1976 and encompasses both technology development and strategic marketing. He has been involved in medical ultrasound imaging with key contributions in low loss, wideband transducers and array design, transesophageal phased array, and digital ultrasound imaging system design. Dr. Souquet received a High Engineering Degree from Ecole Superieure d'Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and non-destructive testing. Dr. Souquet is the recipient of 6 patents in the field of ultrasound imaging, including one for the multiplane TEE probe and is the author of more than 40 technical papers.

  Discussions are ongoing with additional outside Director candidates, with the expectation that the full Board will comprise seven members.

  All of the Directors listed above will have been elected to the initial Board of Directors of SONO by ATL, as sole shareholder of SONO. In accordance with the provisions of the Articles of Incorporation and Bylaws of SONO, all Directors of SONO will stand for election annually by the shareholders of SONO.

  Directors who are employees of SONO do not receive any fee for their services as Directors. Directors of SONO who are not employees of SONO will be paid an annual retainer of $16,000 plus $1000 for each sequence of Board of Directors and Committee meetings attended. A nonemployee Director serving as Chairman of the Board will be paid an additional $75,000 per annum therefor. After the Distribution Date, each nonemployee Director not serving as SONO Board Chairman will receive an option to purchase 10,000 shares of SONO Common Stock on the date of his or her first Board meeting upon initial election to the SONO Board, and a subsequent annual stock option grant to purchase 5,000 shares of SONO Common Stock. In the case of a nonemployee Director serving as SONO Board Chairman, such person will receive an option to purchase 25,000 shares of SONO Common Stock upon first election to the position of SONO Board Chairman, and a subsequent annual stock option grant to purchase 10,000 shares of SONO Common Stock for each successive year of service in the position. See "EXECUTIVE COMPENSATION--Nonemployee Director Stock Option Plan" below.

COMMITTEES OF THE BOARD OF DIRECTORS

  SONO has established standing committees of its Board of Directors, including Audit, Compensation, and Executive Committees. Each of these Committees is responsible to the full Board of Directors and its activities are therefore subject to approval of the Board. The functions performed by these Committees are those which are typically performed by similar committees of other corporations and can be summarized as follows:

  Audit Committee. The Audit Committee will review the accounting and auditing principles and procedures of SONO, with a view to providing for the safeguarding of SONO assets and the reliability of its financial records.

  Compensation Committee. The Compensation Committee will establish salaries, incentives and other forms of compensation for directors, officers and other executives of SONO and its subsidiaries. The Committee will also administer the various incentive compensation and benefit plans of SONO and recommend the establishment of policies relating to such incentive compensation and benefit plans.

  Executive Committee. The Executive Committee has authority, subject to limitations prescribed by the Board, to exercise, during the intervals between meetings of the Board, the powers of the full Board, and is also available, on a standby basis, for use in an emergency or when scheduling makes it impractical to bring the full Board together for a meeting. The members of this committee will be Mr. Cramer, Chairman, Mr. Goodwin and Dr. Souquet.

  The SONO Board may also establish certain other committees to facilitate its work.

EXECUTIVE OFFICERS

  Set forth below are the names, ages and titles of the persons who are expected to serve as Executive Officers of SONO following the Distribution:

                  NAME                AGE                 OFFICE
                  ----                ---                 ------
   Kevin M. Goodwin.................   40 President and Chief Executive Officer
   Jens U. Quistgaard...............   34 Vice President, Product Generation

  Discussions are ongoing with outside candidates for the position of Chief Financial Officer. Each of these Officers will hold office until their successors are elected or until their earlier removal or resignation. Messrs. Goodwin and Quistgaard have been engaged in the business of SONO, ATL or their subsidiaries in an executive capacity during the past seven and two years, respectively. Those persons who are currently officers of ATL will relinquish their positions with ATL by the Distribution Date.

  The business experience during the past five years of Mr. Goodwin is set forth above under "Directors". Following is a brief biography of Dr.
Quistgaard:

  JENS U. QUISTGAARD, PH.D. (age 34) has been executive director of product generation for ATL's handheld systems business group since its inception in 1997. In this position, he has been responsible for all engineering and manufacturing work in the group, and played a key role in defining ATL's handheld business and product plans. He joined ATL in 1990 as a senior engineer, and rose to the rank of Chief of the Senior Technology Staff, the highest technical position in ATL. Dr. Quistgaard holds several U.S. patents in ultrasonic imaging, led the development of 3-dimensional flow imaging and Internet connectivity features on ATL's high performance products, and was elected an ATL Technical Fellow in 1996. Prior to joining ATL, he worked in the field of morphological image processing and analysis. Dr. Quistgaard holds a B.S. degree in mathematics and computational sciences from Stanford University, and a Ph.D. degree in electrical engineering from the University of Washington.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information as of December 31, 1997, known by SONO with respect to each shareholder projected to be the beneficial owner of more than five percent of any class of voting securities of SONO immediately after the Distribution, and concerning the Common Stock of SONO that is projected to be beneficially owned immediately after the Distribution by each of the Directors and Executive Officers of SONO and by all Directors and Officers of SONO as a group. The projections are based upon the number of shares of ATL Common Stock held by the individuals and the group on December 31, 1997, as adjusted to reflect the number of shares of SONO to be distributed in the Distribution (see "THE DISTRIBUTION--Manner of the Distribution"). Each of the named persons and each member of the group is expected to have sole voting and investment power with respect to the shares shown, except as noted below. None of SONO's Executive Officers or Directors are expected to own more than 1% of SONO Common Stock.

                        BENEFICIAL OWNERSHIP OF SHARES

                                                         AMOUNT AND
                                                         NATURE OF       PERCENT
                                                         BENEFICIAL        OF
           NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP(1)      CLASS
           ------------------------------------         ------------     -------
   5% OWNERS
   ---------
   Chancellor LGT Asset Management, Inc. ..............   462,800(2)       9.6%
    Fifty California Street, 27th Floor
    San Francisco, CA 94111
   ICM Asset Management, Inc. .........................   433,944(3)       9.0%
    601 W. Main Avenue, Suite 600
    Spokane, WA 99201
   Kopp Investment Advisors, Inc. .....................   314,533(4)       6.5%
    6600 France Avenue So.
    Edina, MN 55435
   Wellington Management Company.......................   243,983(5)       5.0%
    75 State Street
    Boston, MA 02109
   DIRECTORS AND EXECUTIVE OFFICERS
   --------------------------------
   Kirby L. Cramer.....................................     3,999            *
   Edward V. Fritzky...................................         0
   Steven R. Goldstein.................................       100            *
   Kevin M. Goodwin....................................       907(6)         *
   Jeffrey Pfeffer.....................................         0            *
   Jens U. Quistgaard..................................        37            *
   Jacques Souquet.....................................    19,306(6)         *
   All Directors and Executive Officers as a Group
    (6 Persons)........................................    24,349(1)(6)      *

--------
 *   Under one percent.
(1) Includes shares of SONO Common Stock which may be acquired upon exercise of options to be received as a result of the adjustment of ATL stock options for ATL stock options exercisable within 60 days of January 1, 1998. See "CERTAIN TRANSACTIONS--Option Adjustments".

(2) A wholly owned subsidiary of LGT Asset Management, Inc., along with its wholly owned subsidiary Chancellor LGT Trust Company, with sole power to vote and dispose of 462,800 shares, based upon publicly available information reported as of December 31, 1997.
(3) Sole power to vote 327,906 shares and sole power to dispose of 433,944 shares, based upon publicly available information reported as of December 31, 1997.
(4) Sole power to vote 46,166 shares, sole power to dispose of 35,000 shares, and shared power to dispose of 279,533 based upon publicly available information reported as of December 31, 1997.
(5) Shared power to vote 16,216 and shared power to dispose of 243,983 shares, based upon publicly available information reported as of December 31, 1997.
(6) Includes shares of SONO Common Stock to be received by the trustee of ATL's Incentive Savings and Stock Ownership Plan (the "ATL ISSOP/401(k)") for each share of ATL Common Stock allocated by the trustee to each Executive Officer and/or Director who is a participant in the ATL ISSOP/401(k).

DIRECTOR AND OFFICER LIABILITY

  Limitation on Director Liability. SONO's Articles of Incorporation provide for indemnification of officers and directors and limitations on director liability. The Washington Business Corporation Act (the "WBCA") allows charter documents to eliminate or limit the personal liability of directors; however, the Articles of Incorporation may not eliminate or limit the liability of a director for: (i) acts or omissions involving intentional misconduct or a knowing violation of law; (ii) approval of certain distributions or loans contrary to law; or (iii) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. SONO's Articles of Incorporation limits on director liability are deemed to be contract rights, which may not be adversely affected by a repeal or modification of the applicable law and which are to be automatically amended as authorized by changes in applicable law so that the liability of a Director shall be eliminated or limited to the fullest extent not prohibited by applicable law. The WBCA does not limit a director's liability for violation of certain Federal laws, including the Federal securities laws.

  Indemnification of Directors and Officers. SONO's Articles of Incorporation provide that SONO shall indemnify its Directors and officers for expenses and liabilities incurred by them as a result of their service as Directors and officers, provided that no such indemnification shall be provided on account of: (i) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) approval of certain distributions or loans contrary to law; or (iii) any transaction with respect to which the Director or officer is finally adjudged to have received a benefit to which he or she was not legally entitled. This comprehensive language is intended to provide the broadest indemnification of Directors and officers not prohibited by Washington law, and to authorize indemnification of Directors and officers of amounts paid in settlement of actions brought in the name of SONO, commonly known as derivative actions.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning compensation for the fiscal years 1997 for services in all capacities to SONO and its predecessors by persons who at the Distribution Date are expected to be the Chief Executive Officer and four most highly compensated executive officers of SONO, other than the Chief Executive Officer (collectively, the "Named Executive Officers").

 Summary Compensation Table

                                      ANNUAL
                                   COMPENSATION  LONG TERM COMPENSATION AWARDS
                                   ------------ -------------------------------
                                                RESTRICTED
                                                  STOCK     LTIP    ALL OTHER
                                      SALARY      AWARDS   PAYOUTS COMPENSATION
NAME OF PRINCIPAL POSITION    YEAR     ($)         ($)     ($)(1)     ($)(2)
--------------------------    ---- ------------ ---------- ------- ------------
Kevin M. Goodwin............. 1997   216,346        --     40,688     2,969
 President and Chief
 Executive Officer
Jens U. Quistgaard........... 1997   111,230        --      4,783       270
 Vice President
 Product Generation

--------
(1) Includes bonus awards earned during the fiscal year under the ATL Long Term Incentive Plan.

(2) Includes both group term life and employer-matching contributions made to the ATL ISSOP/401(k) Plan.

 Option/SAR Grants

  No option or SAR grants were made to the Named Executive Officers in 1997.

 Option Exercises and Year-End Values

  The following table sets forth certain information as of December 31, 1997, regarding in-the-money ATL options exercised and held by the Named Executive Officers in 1997. See "CERTAIN TRANSACTIONS--Option Adjustments".

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY
                           SHARES                  OPTIONS AT FY-END(#)     OPTIONS AT FY-END($)(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Kevin M. Goodwin........   10,000      198,438       --         15,000          --        34,063
Jens U. Quistgaard......      575       13,478       150           675        2,109       11,433

--------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between the fair market value of the ATL Common Stock as reported on Nasdaq on December 31, 1997, minus the exercise price of such options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Following the Distribution, ATL will continue to have a relationship with SONO as a result of the Distribution, Service, OEM Supply, Technology Transfer and License, and Employee Benefits Agreements described below. See "CERTAIN TRANSACTIONS--Agreements Between ATL and SONO." Except as contemplated by these agreements or as otherwise described in this Information Statement, ATL and SONO expect to cease to have any material contractual relationships with each other. See "THE DISTRIBUTION--Relationship Between ATL and SONO After the Distribution."

  Kirby L. Cramer, a Director of SONO, has been a director of ATL for five years, and Jacques Souquet has been a senior vice president of ATL for the past five years. Both will remain in these positions with ATL following the Distribution. Mr. Goodwin and Dr. Quistgaard will relinquish their positions with ATL by the Distribution Date. See "MANAGEMENT OF SONO--Directors" and "-- Executive Officers."

1998 OPTION, RESTRICTED STOCK, STOCK GRANT, STOCK APPRECIATION RIGHT AND PERFORMANCE UNIT PLAN

  SONO has adopted the 1998 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan for employees and consultants of SONO (the "1998 Plan") in order to promote the interests of SONO and its shareholders by providing to employees and consultants of SONO selected by the Compensation Committee of SONO additional performance incentives. ATL, as sole shareholder of SONO, has approved the 1998 Plan. No approval of the 1998 Plan is required to be obtained from ATL shareholders, and none will be sought by SONO or ATL.

  The 1998 Plan, in the same manner as the similar plan approved by ATL shareholders for ATL in 1996, combines the features of a stock option plan, a stock appreciation rights plan, a restricted stock plan, a stock grant plan and a performance unit plan. It is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for the employees and selected consultants of SONO. While stock options, stock appreciation rights and restricted stock awards reward participants for appreciation in the market price of SONO Common Stock from the date of grant to the date of exercise or maturity, the performance unit element is designed to motivate employees and reward them for achievement of specified significant measures of performance over extended periods of time.

  The provisions of the 1998 Plan do not require that stock options, stock appreciation rights, stock grants, restricted stock and performance units be granted simultaneously to eligible employees, and such awards may be granted under the 1998 Plan as the Compensation Committee determines. For a description of the stock option grants and restricted stock awards which are held by Messrs. Goodwin and Quistgaard by virtue of the adjustment of the ATL stock options and restricted stock, see "EXECUTIVE COMPENSATION--Compensation of Executive Officers" above.

  Description of the 1998 Plan. There are reserved for issuance upon the exercise of options, for the issuance of restricted stock and stock grant awards and for issuance upon the payment of performance units and stock appreciation rights under the 1998 Plan 1,000,000 shares of SONO Common Stock, of which no more than one-third may be issued as restricted stock awards and stock grants under the Plan.

  Eligibility to Received Awards. Employees, consultants and independent contractors of SONO selected by SONO's Compensation Committee are eligible to receive awards of options, stock grants, stock appreciation rights, restricted stock grants and/or performance units under the 1998 Plan.

  Terms and Conditions of Stock Option Grants. The Compensation Committee is authorized under the 1998 Plan, in its discretion, to issue options under the 1998 Plan as "Incentive Stock Options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or as "Nonqualified Stock Options" (defined in the 1998 Plan as being all other options granted thereunder). The option price for each option granted under the 1998 Plan will be not less than 100% of the fair market value of the SONO Common Stock on the date of grant, except that, with respect to any Nonqualified Stock Option, the option price may equal the average daily fair market value of the SONO Common Stock calculated over any continuous period of trading days beginning and ending no more than 30 business days before or after the granting date of such option. For purposes of the 1998 Plan, "fair market value" means the average of the high and low sales prices of the SONO Common Stock for the period in question as quoted on Nasdaq.

  Upon exercise the option price is to be paid in full in cash or, to the extent permitted by the Compensation Committee, in SONO Common Stock owned by the optionee for at least three months and having a market value on the date of exercise equal to the aggregate option price, or in a combination of cash and stock. The option price may also be paid by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker designated by SONO to promptly deliver the exercise price to SONO. The option price under each option will remain constant during the life of such option, regardless of changes in the market value of the SONO Common Stock. No cash consideration will be paid to SONO by optionees for the granting of any option. The optionee must pay to SONO applicable withholding taxes upon exercise of the option as a condition to receiving the share certificates. The withholding tax may be paid in cash or by the withholding or delivery of SONO Common Stock.

  Each option will have a term of not more than 10 years from the date of grant, and may be exercisable in installments as prescribed by the Compensation Committee in the option grant, but no option can be exercisable prior to the first anniversary of the date of grant except in the case of the death of an optionee during employment or except as the Compensation Committee otherwise determines. It is the present intention of the Compensation Committee that both Nonqualified Stock Options and Incentive Stock Options granted to employees under the 1998 Plan will become exercisable in annual installments of 25% of the number of shares initially granted, commencing on the first anniversary of the grant date, such installments to be cumulative, and will not be exercisable prior thereto, except as described below.

  If the employment of an optionee is terminated other than by reason of death, normal or early retirement or disability or for cause, the optionee may exercise the option at any time within the 90-day period immediately following the date of such termination (but not after the expiration date of the option), to the extent of the number of shares purchasable at the date of termination of employment.

  In the event of the termination of the employment of an optionee because of normal retirement or disability, the optionee may exercise such option at any time prior to expiration of the option, to the extent of the remaining shares covered by such option, whether or not such shares had become purchasable by the optionee at the date of termination of employment. In the event of the termination of the employment of an optionee because of early retirement, the optionee may exercise such option at any time prior to expiration of the option, to the extent of the remaining shares covered by such option, at such time or times as such option becomes purchasable by the optionee in accordance with its terms. In the event of the death of an optionee while the optionee is employed by SONO or any of its subsidiaries or while such option is otherwise outstanding, the option may be exercised by an optionee's beneficiary or legal representative at any time within a period of one year after the optionee's death, but not after the expiration of the option, to the extent of the remaining shares covered by his or her option, whether or not such shares had become purchasable by the optionee at the date of the optionee's death. In the event of the death of an optionee during the one-year period following the termination of the optionee's employment or following termination of employment by reason of normal or early retirement or disability, such option (unless such termination is for cause) may be exercised by the optionee's beneficiary or legal representative, but only to the extent of the number of shares purchasable by the optionee pursuant to the provisions of his or her option at the date of termination of the optionee's employment during the following time periods: i) if the optionee's death was within one year of his termination of employment due to any reason other than retirement or disability, then during the remainder of such 90 day period or disability; or ii) if the termination was by reason of normal or early retirement or disability, then at any time prior to the expiration date of the option.

  Notwithstanding the foregoing provisions, but subject to the provisions of the next paragraph, the Compensation Committee may determine, in its sole discretion, in the case of any termination of employment that (i) the optionee may exercise such option to the extent of the remaining shares covered thereby whether or not such shares had become purchasable by the optionee at the date of termination of his or her employment and (ii) such option may be exercised at any time prior to the expiration of the original term of the option.

  In the event that an optionee does not remain in the employ of SONO or of one of its subsidiaries and the termination of the optionee's service is for cause, the option will automatically terminate on the date of first notification to the optionee of such termination unless the Compensation Committee otherwise determines.

  The 1998 Plan also provides that, if the option grant so states, upon notification of an intention to exercise a Nonqualified Stock Option, either in whole or in part, the Compensation Committee may require the optionee to surrender the option for cancellation, in lieu of exercising it, and receive in exchange for such surrender a payment in cash and/or shares equal to the difference between the option price of the shares covered by the option surrendered for cancellation and the fair market value of such shares on the date on which the optionee's notice of exercise is received by SONO.

  Stock Appreciation Rights. Under the 1998 Plan the Compensation Committee is authorized to grant stock appreciation rights ("SARs") to eligible employees, consultants and independent contractors of SONO. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of SONO Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted (the "base price").

  The Compensation Committee may grant an SAR separately or in tandem with a related option and may grant both "general" and "limited" SARS. A general SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability, and the base price of such a SAR will generally be equal to the option price under the related option. Upon the exercise of a tandem SAR the related option will be deemed to be exercised for all purposes of the 1998 Plan and vice versa.

  A general SAR granted separately and not in tandem with any option will have such terms as the Compensation Committee may determine, subject to the provisions of the 1998 Plan. Under the 1998 Plan the base price of a stand-alone SAR may not be less than the fair market value of the SONO Common Stock determined as in the case of a Nonqualified Stock Option; the term of a stand-alone SAR may not be greater than 10 years from the date it was granted.

  A limited SAR may be exercised only during the 90 days immediately following a Change of Control (as defined below). For the purpose of determining the amount payable upon exercise of a limited SAR, the fair market value of a share of SONO Common Stock will be equal to the higher of (x) the highest fair market value of the SONO Common Stock during the 90-day period ending on the date the limited SAR is exercised, determined as in the case of an option, or
(y) whichever of the following is applicable:

    (i) the highest per share price paid in any tender or exchange offer which is in effect at any time during the 90 days preceding the exercise of the limited right;

    (ii) the fixed or formula price for the acquisition of shares of SONO Common Stock in a merger or similar agreement approved by the shareholders or Board of Directors, if such price is determinable on the date of exercise; and

    (iii) the highest price per share paid to any shareholder of SONO in a transaction or group of transactions giving rise to the exercisability of the limited right.

  General SARs granted in tandem with a related option are payable in cash, SONO Common Stock or any combination thereof as determined in the sole discretion of the Compensation Committee. Limited SARs are payable only in cash. General stand-alone SARs are also payable only in cash, unless the Compensation Committee provides otherwise at the time of grant.

  Unless otherwise provided by the Compensation Committee at the time of grant, the provisions of the 1998 Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR.

  Restricted Stock Awards. The Compensation Committee is authorized under the 1998 Plan to issue shares of SONO Common Stock to eligible employees, consultants and independent contractors of SONO, such shares to be restricted as hereinafter described. The consideration received for such shares by SONO is the payment in cash of an amount equal to the par value thereof and past services of the participant. The recipient of restricted stock will be recorded as a shareholder of SONO and will have, subject to the restrictions described below, all the rights of a shareholder with respect to such shares and will receive all dividends or other distributions made or paid with respect to such shares; provided that the shares themselves and any new, additional or different shares or securities which the recipient may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of SONO will be subject to the restrictions described below.

  During a period of months following the date of grant, as determined by the Compensation Committee, which will in no event be less than six months (the "Restricted Period"), the restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of death or the transfer of the restricted stock to SONO upon termination of the holder's employment. In the event of the normal retirement or death of the recipient during the Restricted Period, the restrictions on the shares will immediately lapse. In the event of the early retirement of the recipient during the Restricted Period, the restrictions on the shares will continue until they lapse in accordance with the terms of the grant. If the employment of the recipient by SONO terminates during the Restricted Period for any reason other than the retirement or death of the employee, the shares of restricted stock held by the employee will be forfeited to SONO and the employee must immediately transfer and return the certificates for the restricted stock to SONO.

  Stock Grant Awards. The 1998 Plan authorizes the Compensation Committee to issue shares of SONO Common Stock to nonofficer employees of SONO. The consideration received for such shares by SONO is the payment in cash of an amount equal to the par value thereof and past services. Each recipient of a stock grant may receive a cash award at the time of grant in an amount sufficient to offset the recipient's estimated tax liabilities arising from the grant.

  Performance Unit Awards. Performance units awarded under the 1998 Plan will have a base value, expressed in dollars, determined by the Compensation Committee on the day on which the award is granted which generally will be the fair market value of the SONO Common Stock on such day. This value is the "unit base value". The actual amount paid to the employee, consultant or independent contractor, as the case may be, by SONO when the award matures at the end of the award cycle will depend on the achievement of cumulative performance measures. These measures will be determined by the Compensation Committee at the time the award is made and may include, but are not limited to, cumulative targets with respect to earnings per share or pretax profits, return on shareholders' equity, asset management, cash flow or return on capital employed of SONO and/or one of its subsidiaries, divisions or departments. The Compensation Committee will also determine the length of the award cycle (which may not be less than three years), a payment schedule and whether the payment will be made in cash, SONO Common Stock or a combination of cash and SONO Common Stock. The payment schedule will provide a range of percentages of the unit base value which will be payable to the participant in the event that cumulative targets, of varying amounts, are achieved.

  In instances where performance measures are not achieved, no award will be payable. The SONO Compensation Committee has discretion under the 1998 Plan to apply performance measures on an absolute basis or relative to industry indices and conclusively determine whether the measures have been achieved, as well as to revise the payment schedules and performance measure formerly determined by it if, in its judgment, significant economic or other changes have occurred which were not foreseeable by the Committee when it set the initial measures.

  A performance unit award will terminate if the participant does not remain in the employ of SONO during the award cycle, except as the Compensation Committee otherwise determines, and except in the case of death, normal or early retirement or disability occurring after the first anniversary of the date of grant of the award, in which event, if the performance measure is met, a pro rata portion of the award will be paid based on the elapsed time of the award cycle prior to death, retirement or disability.

  No payment of a performance unit award will be made prior to the end of an award cycle, except as the Compensation Committee otherwise determines and except in the case of death, in which event the participant's beneficiary or legal representative may elect, subject to the approval of the Compensation Committee, to have the participant's pro rata portion of the award paid at the end of the year in which death occurred.

  Transferability. The recipient's rights to the options, SARS, restricted stock and performance units may not be assigned or transferred except by will or the applicable laws of descent or distribution or to a designated beneficiary.

  Capital Adjustments. In the event of any changes in the outstanding stock of SONO by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, splitups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to shareholders other than cash dividends, the Compensation Committee in its sole discretion may make any adjustments it determines to be appropriate in the outstanding options, stock appreciation rights, restricted shares or performance units granted under the 1998 Plan and in the total number and class of shares as to which awards may be made under the 1998 Plan.

  Change of Control. Under the 1998 Plan, upon a Change of Control, each outstanding option and SAR will automatically become exercisable in full for the total remaining number of shares covered thereby. In addition, during the 90-day period following a Change of Control an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of SONO Common Stock determined as described above for a limited SAR (except for optionees with related SARs and, in the case of a Director, any Director who received an option without related SARs and during the 6 month period prior to the Change in Control), in lieu of exercising the option and paying the option price. Also, all restrictions on shares of restricted stock will lapse upon a Change of Control, and performance units will be paid (unless the optionee has previously had his or her benefits under this Plan deferred (in which case this payment is also deferred)) pro rata to the date of a Change of Control and all amounts otherwise deferred by SONO and any employee in connection with performance units will be distributed. A Change of Control is defined in the 1998 Plan as
(i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who were neither nominated by a majority of the Incumbent Directors (as defined below) of SONO then in office nor appointed by directors so nominated, (ii) the acquisition by any person (other than SONO or a SONO employee benefit plan) of, in the case of transactions not approved by a majority of the directors of SONO who were either nominated by a majority of the directors of SONO then in office or appointed by directors so nominated ("Incumbent Directors"), 20% or more of the combined general voting power of the SONO Common Stock and any other voting securities of SONO and, in the case of other transactions, 33% or more of such combined voting power, or
(iii) the approval by the shareholders of SONO of a complete liquidation or dissolution of SONO or a merger, consolidation or sale of substantially all of the assets of SONO (collectively, a "Business Combination"), other than a Business Combination in which all or substantially all of the shareholders of SONO receive 60% or more of the stock of the corporation resulting from the Business Combination in substantially the same proportions as their ownership before the Business Combination, no holder has more than 33% of the combined voting power of the capital stock of the resulting corporation and at least a majority of the board of directors of the resulting corporation are Incumbent Directors.

  Administration. The Compensation Committee will be authorized to administer the 1998 Plan and will consist of at least two members of the Board who have not been eligible to receive awards under the 1998 Plan or any other discretionary plans of SONO or its affiliates for one year prior to their service on the Compensation Committee.

  Amendment and Termination. The 1998 Plan may be terminated, modified or amended by the shareholders of SONO. The Board of Directors may also terminate the 1998 Plan, or modify or amend it in certain respects as set forth in the 1998 Plan. No options or awards may be granted under the 1998 Plan after April 6, 2008.

  Federal Income Tax Consequences--Option Plans. The Federal income tax consequences to SONO and to any person granted an award under the 1998 Plan under the existing applicable provisions of the Code and the regulations thereunder, are substantially as follows.

  Under present law and regulations, no income will be recognized by a participant upon the grant of stock options, SARS, restricted stock (except as described below) or performance units.

  On the exercise of a Nonqualified Stock Option, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term, mid-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the date of exercise (but not less than the option price), and their holding period will begin on the day after the exercise date.

  If the optionee uses previously owned shares to exercise an option in whole or in part the transaction will not be considered to be a taxable disposition of the previously owned shares. The optionee's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the date of exercise (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

  The same rules apply to an Incentive Stock Option which is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability as defined in the Code).

  On the exercise of an Incentive Stock Option during employment or within three months after the employee's termination of employment (12 months in the case of permanent and total disability as defined in the Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the employee will have income for alternative minimum income tax purposes at that time as if the option were a Nonqualified Stock Option) and no deduction will be allowed to SONO for Federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option, or (b) two years from the date of grant of the option (the "Holding Period"), the difference between the amount realized by the holder on that sale or exchange and the option price will be taxed to the holder as a capital gain or loss. If the shares are disposed of before the Holding Period requirements are satisfied, then the holder will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and the holder will have capital gain or loss, long-term or short-term as the case may be, in an amount equal to the difference between (a) the amount realized by the holder upon that disposition of the shares and (b) the option price paid by the holder increased by the amount of ordinary income, if any, so recognized by the holder. If an optionee uses shares acquired pursuant to the exercise of an Incentive Stock Option to exercise an Incentive Stock Option before the Holding Period requirements are satisfied, the optionee will recognize ordinary income as discussed above, but any further gain realized upon such exercise will not be recognized until the newly acquired stock is disposed of.

  Upon the receipt of restricted stock, the employee will generally recognize taxable ordinary income when the shares cease to be subject to restrictions under the plan equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares. However, within 30 days after the date the shares are received, the employee may elect under
Section 83(b) of the Code to recognize taxable ordinary income at the time of transfer in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In that case no additional income will be recognized by the employee upon the lapse of restrictions on the shares, but, if the shares are subsequently forfeited, the employee may not deduct the income recognized at the time of receipt of the shares and the employee will have a capital loss equal to the amount, if any, paid for such shares. The recipient's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date the employee recognizes income as described above will be taxable compensation income when received.

  Upon payment to a participant in settlement of a stock option or pursuant to the exercise of SARs or pursuant to a performance unit award the participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value of SONO Common Stock received. Upon the issuance of a stock bonus award the recipient will recognize taxable ordinary income in an amount equal to the fair market value of the SONO Common Stock received and the amount of any tax offset cash award made together with the issuance of such stock.

  Special rules apply to a Director or officer subject to liability under
Section 16(b) of the Securities and Exchange Act.

  In all the foregoing cases SONO may be entitled to a deduction at the same time and in the same amount as the optionee recognizes ordinary income, provided the amount of such ordinary income, when added to the optionee's other compensation is reasonable and is otherwise deductible under the Code.

MANAGEMENT INCENTIVE COMPENSATION PLAN

  The SONO Board of Directors has adopted the Management Incentive Compensation Plan of SONO (the "MIC Plan") as an additional incentive for officers and other employees of SONO selected by the Compensation

Committee. The adoption of the MIC Plan has been ratified and approved by ATL, as sole shareholder of SONO, prior to the Distribution Date. The MIC Plan will be administered by the Compensation Committee of the SONO Board of Directors consisting of not less than two members of the SONO Board who are not eligible to participate in the MIC Plan. The Compensation Committee will have authority to determine the total amount available for awards under the MIC Plan, the eligible employees (or surviving spouses or estates of deceased eligible employees) to receive awards, and the amount, terms, form and time of payment of each award.

  Awards may be made in cash or in SONO Common Stock or in any combination thereof, as determined by the Compensation Committee. When an award is paid by reference to SONO Common Stock, the payment will be valued at the average of the high and low sales prices for the SONO Common Stock as quoted on Nasdaq on such date or dates determined by the Compensation Committee (but not more than five business days prior to the date of grant of the award.)

  Awards granted may be paid immediately, or in up to 20 annual installments on a deferred basis, all as determined by the Compensation Committee. Although final authority to determine how and when an award is to be paid rests entirely with the Compensation Committee, the Compensation Committee may permit eligible employees, not later than six months prior to the end of any fiscal year, to express their preferences as to the form and timing of awards to be granted by the Compensation Committee with respect to such year.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

  SONO has adopted the Nonemployee Director Stock Option Plan (the "Director Plan") which authorizes a total of 125,000 shares of SONO Common Stock for restricted stock and stock option grants, subject to certain adjustments for reclassifications, reorganizations and similar corporate transactions. The adoption of the Director Plan has been ratified and approved by ATL, as sole shareholder of SONO, prior to the Distribution Date. Under the Director Plan, each nonemployee Director automatically receives the grant of an option with an exercise price equal to the fair market value of the number of shares of SONO Common Stock covered by the option on the date of grant. Options are exercisable and become fully vested and nonforfeitable on the first anniversary of grant, assuming that the optionee continues to serve as a Director on such anniversary. Options expire on the tenth anniversary of grant, subject to earlier termination in the event an optionee ceases to be a Director of the Company.

  The Director Plan is administered by the Board of Directors, which may amend, terminate or suspend the Director Plan in certain limited respects; provided, however, that if required to qualify the Director Plan under SEC Rule 16b-3, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of options under the Director Plan, other than to comport with changes in the Code, as amended, or the rules and regulations promulgated thereunder. If required to qualify the Director Plan under Rule 16b-3, no amendment may be made without approval by the Company's shareholders that would (a) materially increase the number of shares of SONO Common Stock that may be issued under the Director Plan,
(b) materially modify the requirements as to eligibility for participation in the Director Plan, or (c) otherwise materially increase the benefits accruing to participants under the Director Plan.

  Pursuant to the Director Plan, each nonemployee Director will automatically receive on the date of his or her first SONO Board meeting, options to purchase 10,000 shares of SONO Common Stock at an exercise price equal to the fair market value of SONO Common Stock on the date of grant. Each nonemployee Director will thereafter automatically receive options to purchase 5,000 shares of SONO Common Stock on the anniversary date of the first grant for so long as the Director serves on the SONO Board, such subsequent grants having an exercise price equal to the fair market value of SONO Common Stock on such anniversary dates. In lieu of these grants, a nonemployee Director elected to the position of Chairman of the SONO Board will receive, upon his or her election to the position of Board Chairman, options to purchase 25,000 shares of SONO Common Stock at an exercise price equal to the fair market value of SONO Common Stock on the date of grant. Such nonemployee Director Board Chairman will thereafter automatically receive options to purchase 10,000 shares of SONO Common Stock on the anniversary date of the first Board Chairman grant for so long as the Director serves in such position. The option grants vest twelve months after the grant date upon the optionee's continued service as a Director or Chairman, as the case may be, through that time. A nonemployee Director Board Chairman vacating such Chairman position on the vesting date and continuing in the position of nonemployee Director will receive a vesting of the number of options to which he or she would otherwise be entitled by virtue of the nonemployee Director position. Each option expires on the earlier of ten years from the date of grant or 90 days after a director's termination of service as a Director. The optionee's right to the stock options may not be assigned or transferred except by will or applicable laws of descent and distribution or to a designated beneficiary. If during the term of an option, there is a change in the outstanding stock of SONO by reason of stock dividends, stock splits, recapitalization, mergers, consolidation, combinations or exchanges of shares, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders other than cash dividends, the number of and class of shares covered by any outstanding option and the exercise price per share of the option will be proportionally adjusted. Immediately prior to certain mergers, consolidations, liquidations or similar reorganizations of SONO, any option granted under the Director Plan may be exercised in whole or in part, whether or not the vesting requirements applicable to such options have been satisfied.

  The Director Plan may be terminated, modified, or amended by the shareholders of the Company. The Board of Directors may also terminate the Director Plan, or modify or amend it in certain limited respects.

  As of the date of this Information Statement, Messrs. Cramer, Goldstein, Pfeffer and Souquet are entitled to grants under the Director Plan.

  Federal Tax Consequences. The federal income tax consequences to any person granted an award under the Director Plan is described under "EXECUTIVE COMPENSATION--1998 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan--Federal Income Tax Consequences".

401(K) RETIREMENT PLAN

  Immediately following the Distribution Date, SONO will establish the 401(k) Retirement Plan of SONO (the "401(k) Retirement Plan") in order to provide its employees with a tax preferential savings and investment program. The 401(k) Retirement Plan permits an eligible employee to contribute 1% to 16% of his basic compensation and commissions to the 401(k) Retirement Plan on a before-tax or after-tax basis; provided, however, that contributions made on a before-tax basis are limited to $10,000 per calendar year (or such greater amount as may be permitted pursuant to Section 402(g) of the Code). Such contributions are matched by a participating employer's contribution of at least 100% of the first 3% of the employee's contribution, and 50% of the next 3% of the employee's contribution.

  A participant's interest in the employer's contribution and earnings thereon vests at the rate of 20% per year of service and vests fully after 5 years of service. For vesting purposes, an employee receives credit for years of service with ATL Funds contributed by each participant are invested, at the participant's election, in one or several diversified equity funds and/or a fixed income fund. SONO is currently in the process of concluding arrangements with Merrill Lynch to serve as administrator and trustee for the 401(k) Retirement Plan.

                             CERTAIN TRANSACTIONS

FINANCIAL SUPPORT

  SONO has been operated prior to the Distribution as an integrated unit of ATL. There are no debts, loans, or other obligations of SONO to ATL which SONO will carry subsequent to the Distribution Date. At the time of the Distribution, ATL will contribute all prior advances by ATL as of that date to SONO, and will make a capital contribution to SONO as described in the "FINANCING" section of this Information Statement. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Liquidity and Capital Resources."

AGREEMENTS BETWEEN ATL AND SONO

  SONO and ATL intend to enter into certain agreements on the Distribution Date, described below, which will govern their relationship subsequent to the Distribution and provide for the allocation of certain liabilities and obligations arising from periods prior to the Distribution. Copies of such agreements are filed as exhibits to the registration statement on Form 10 under the Exchange Act of which this Information Statement is a part. The following descriptions are subject to the detailed provisions of such agreements, to which reference is hereby made for a complete statement of such provisions, and the descriptions are qualified in their entirety by such reference.

  Distribution Agreement. ATL and SONO will enter into the Distribution Agreement, which generally provides for the manner of effecting the Distribution, certain indemnification rights and procedures, access to books and records, tax liabilities, and insurance matters.

  At the time of the Distribution, ATL will contribute all prior advances made by ATL to SONO and $30 million in cash in two tranches, one tranche of $18 million on the Distribution Date and one tranche of $12 million on January 15, 1999. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." The Distribution may be abandoned, at any time prior to the Distribution Date by, and in the sole discretion of, ATL.

  Under the Distribution Agreement, each of the parties has agreed to indemnify the other against certain claims relating to or arising out of their respective businesses after the Distribution Date. Additionally, each of ATL and SONO has agreed that it will not take, or permit any of its affiliates to take, any action after the Distribution Date that could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution pursuant to Section 355 of the Code or any other transaction contemplated by the Distribution Agreement that is intended by the parties to be tax-free from failing to so qualify. In addition, each of ATL and SONO has agreed that it will not take, or permit any of its affiliates to take, any action after the Distribution Date that could reasonably be expected to have a material adverse impact on the known tax consequences to the other party (except that each party may take any actions in the ordinary course or in connection with any tax audit or filing). SONO has agreed to carry out the remaining responsibilities of ATL under the ARPA program through completion of the ARPA contract. The parties have also agreed that neither company will solicit or extend offers of employment to the employees of the other company during the one year period commencing with the Distribution Date without the prior consent of the employer company. Finally, the Distribution Agreement provides for the allocation of benefits under existing insurance policies between ATL and SONO, grants each of ATL and SONO access to certain records and information in the possession of the other, imposes certain confidentiality obligations on each, and provides that, except as otherwise set forth therein or in any related agreement, ATL will pay the costs and expenses of the Distribution incurred prior to the Distribution Date. Thereafter, each party will bear its own costs and expenses.

  Service Agreements. For the purpose of an orderly transition following the Distribution, ATL and SONO will enter into a number of agreements (the "Service Agreements") pursuant to which ATL will provide to SONO for limited periods of time ranging up to five years, but only as may be requested by SONO, certain services, including financial services, human resources, engineering, information services, facilities services, and regulatory services at SONO's expense. The Service Agreements are identical in their terms, differing only in the description of the nature of the service and its cost which is the subject of each agreement. As each individual service function terminates or is transitioned by SONO to its own employees or another provider, the agreement which is the subject of that service will terminate. SONO will pay ATL for the services rendered in amounts which are intended to compensate ATL for both its out-of-pocket expenses (including the salaries, benefit and overhead expenses of the ATL employees providing such services) and a markup ranging from 10% to 25%. SONO will also pay for capital equipment to supply the services requested by SONO, and will own and take possession of such capital equipment at the cessation of ATL's provision of the service. ATL may adjust such prices periodically in line with its own periodic redetermination of the cost to ATL of such services.

  In the case of engineering services, ATL will offer these services for five years following the Distribution Date at a markup of 20%. For all other services the markup is 10% for the first year following the Distribution Date, 15% for the second year, and 25% for the third year. Engineering services after the fifth year and all other services beyond the third year will be at the mutual consent of ATL and SONO. ATL and SONO believe that these rates are competitive with the cost of obtaining such services with third parties in arm's length transactions.

  SONO may discontinue any of the services covered by the Service Agreements on 90 days' prior written notice to ATL. The Service Agreements provide that ATL will use reasonable efforts to provide the services requested by SONO and to consider changes requested by SONO as to the manner in which the services are provided. Engineering services will be provided for an initial period on a par with ATL's highest priority engineering programs. In the event of any dispute over the services or the manner in which they are performed by ATL, SONO may terminate the affected Service Agreements. ATL will not be liable to SONO for the interruption or discontinuance of the services for force majeure or other causes beyond ATL's control, for negligent performance by ATL or for any loss, damage or expense resulting from ATL's provision of the services. ATL has the right in certain circumstances to terminate a Service Agreement on 90 days notice.

  Technology Transfer and License Agreement. SONO and ATL will enter into a Technology Transfer and License Agreement, effective as of the Distribution Date, under which SONO will own certain handheld ultrasound technology developed at ATL and have access to certain ATL technology in the development and manufacture of handheld ultrasound devices. Under this agreement, SONO will take ownership of the handheld ultrasound technology which has been developed by ATL pursuant to the ARPA sponsored joint research program in which ATL has been a partner, and also the patent rights which have been established or are being pursued for that technology. SONO will also receive a nonexclusive license to use any other ATL technology in existence or developed during the period ending three years after the Distribution Date in its handheld ultrasound products. This license bears a royalty of 3% of the net sales of SONO's handheld ultrasound devices which use ATL technology, declining to 1 1/2% five years after the commencement of SONO customer shipments and ending after another three years. For products in a range immediately outside the range of handheld ultrasound products which utilize ATL technology, royalties payable are 4% and 2%, respectively, for the same periods. SONO has no plans at present to develop products outside the handheld range. The license will become paid up by a lumpsum payment which is due ATL if SONO ceases to be an independent stand-alone company during the eight year period following the Distribution Date, which shall be deemed to have occurred during the five year period following the Distribution Date if there is any Change of Control of SONO or if, during the sixth, seventh and eighth years following the Distribution Date, SONO is acquired or controlled by an entity which is or becomes a diagnostic imaging entity during this three year period. The lumpsum payment is $150 million during the first five years following the Distribution Date, and $75 million during the next three years. This payment is intended to compensate ATL for the use of its technology under control of a third party, and is based upon the over $350 million investment ATL has made to develop digital, broadband and ASIC technology over the past ten years, which is the foundation of ATL's current products and of the planned future products of ATL. SONO and ATL have also entered into a cross-license whereby ATL has the right to use developments of SONO made during the three year period following the Distribution Date in its full-size ultrasound system products. SONO and ATL have also agreed that SONO will not engage in the full-size ultrasound system business and ATL will not engage in the handheld device business for the five years following the Distribution Date. After this five year period, each party's ongoing obligation with respect to the technology of the other will be to respect the patent and copyright rights of the other, although SONO will retain a license to use the previously-licensed ATL technology in handheld systems and ATL will retain a license to use the previously-licensed SONO technology in full-size ultrasound systems.

  OEM Supply Agreement. SONO has the option under the OEM Supply Agreement with ATL to have handheld ultrasound products and subassemblies manufactured exclusively for SONO by ATL in accordance with SONO's specifications for a period of up to five years. Upon agreement by ATL and SONO upon production timing and costs, ATL will supply SONO with the specified items at ATL's cost during an initial period following the Distribution Date, and at ATL's cost plus 20% after the initial period through year five. SONO will bear any non-recurring engineering costs and capital expenditures associated with such manufacture. SONO has the right to end this supply arrangement with ATL upon 180 days notice, whereupon ATL will assist SONO in the transfer of the manufacturing function to SONO or another supplier designated by SONO.

  Employee Benefits Agreement. To address certain employee and employee benefits matters in connection with the Distribution, ATL and SONO will enter into the Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, SONO will retain or assume, as the case may be, sole responsibility as employer for all employees of SONO as of the Distribution Date. ATL has provided equity benefits to its employees under ATL benefit plans in the form of options to purchase ATL Common Stock and restricted ATL Common Stock. Pursuant to the Employee Benefits Agreement, ATL and SONO have agreed to adjust each existing ATL employee benefit or award in the following manner:

    401(k) Retirement Plan. The Employee Benefits Agreement provides that SONO will establish and administer the 401(k) Retirement Plan which will provide benefits to all SONO employees who, immediately prior to the Distribution Date, were participants in, or otherwise entitled to benefits under, the ATL ISSOP/401(k) Plan. All SONO employees who wish to participate in the 401(k) Retirement Plan will be required to enroll in the 401(k) Retirement Plan in accordance with its terms.

    Outstanding ATL Options. Pursuant to the Employee Benefits Agreement, ATL and SONO have agreed that each unexercised option held by a SONO or ATL employee to purchase ATL Common Stock outstanding as of the Record Date ("Existing ATL Options") will be adjusted to reflect the Distribution (an "Adjusted ATL Option"), and that each employee holding an Existing ATL Option will also be granted an option to purchase SONO Common Stock in connection with the Distribution ( "Adjusted SONO Options"). The manner in which the number of such adjusted options and the exercise prices of such adjusted options will be determined is describe in "OPTION ADJUSTMENTS," below. The Adjusted SONO Options will be administered by SONO under a SONO Adjustment Plan, the terms of which will be substantially the same as those of the ATL 1992 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan and the ATL 1992 Nonofficer Employee Stock Plan, the ATL plans under which substantially all of the Existing ATL Options were granted.

    It is anticipated that each person who is an ATL employee or a SONO employee immediately prior to the Distribution Date will continue in such respective employment. While ATL's option plans generally restrict an optionee's right to exercise an option following termination of employment, the Employee Benefits Agreement provides for continued exercisability of the Adjusted ATL Options or Adjusted SONO Options so long as the optionee remains in the employment of ATL or SONO, as the case may be, following the Distribution.

    Certain Existing ATL Options may be currently intended to qualify as "incentive stock options" ("ISO's") under the Code. However, continued ISO status requires that the optionee be employed by the grantor (or a parent or subsidiary of the grantor) and that the option generally be exercised within three months after an optionee's termination. Because the Distribution will terminate the affiliation between ATL and SONO, employees of SONO holding Adjusted ATL Options, as well as employees of ATL holding Adjusted SONO Options, will lose any claim to ISO status for such options three months after the Distribution Date. Such options will thereafter be treated as "non-qualified" options.

    ATL and SONO believe that neither the grant of the Adjusted SONO Options nor the adjustments resulting in the Adjusted ATL Options should result in the recognition of taxable income by ATL or SONO or their respective optionees. However, there can be no assurance that such recognition will not occur. Each holder of an outstanding ATL Option is urged to consult with his or her own tax advisor.

    ATL ESP Plan. The ATL Employee Stock Purchase ("ESP") Plan enables participating ATL employees to purchase, on the last day of each Purchase Period (as defined in the ESP Plan), ATL Common Stock at the lesser of (i) 85% of the fair market value on the first day of the applicable Purchase Period or (ii) 85% of the fair market value on the last day of such Purchase Period. The purchase price is collected by means of employee salary and wage deferrals. The ATL ESP Plan provides that the right to participate terminates immediately upon the date the participant ceases employment with ATL or any qualifying subsidiary. Any contributions collected prior to the date of termination are paid to the participant in cash.

    Pursuant to the Employee Benefits Agreement, immediately prior to the Record Date the committee administering the ATL ESP Plan will adjust the length of the then-current Purchase Period to end prior to the Record Date, and shares of ATL Common Stock will be purchased for all eligible participants so as to allow participants to participate in the Distribution of SONO Common Stock. The Employee Benefits Agreement provides that normal Purchase Periods will resume under the ATL ESP Plan on July 1, 1998, or on such other dates as the administrator under the plan determine.

    Non-Vested Restricted Stock Awards. Pursuant to the Employee Benefits Agreement, each award of restricted ATL Common Stock that is outstanding as of the Record Date will be entitled to participate in the Distribution even though such award has not vested, and each holder thereof will receive, according to the Distribution Ratio, an award of restricted SONO Common Stock. No fractional shares of SONO Common Stock, or cash in lieu thereof, will be issued with respect to any shares of restricted ATL Common Stock participating in the Distribution. The Employee Benefits Agreement provides that the restrictions on shares of restricted ATL Common Stock and SONO Common Stock granted to an ATL employee will be identical to the restrictions underlying such employee's shares of restricted ATL Common Stock prior to the Distribution, and the restrictions on shares of restricted ATL Common Stock and SONO Common Stock granted to any SONO employee will pertain to continued employment by SONO, and will otherwise mirror the restriction on such SONO employee's shares of restricted ATL Common Stock prior to the Distribution. As of January 30, 1998 there were approximately 160,000 shares of non-vested restricted ATL Common Stock outstanding. Accordingly, it is anticipated that approximately 53,000 shares of restricted SONO Common Stock will be issued in connection with the Distribution.

  The Employee Benefits Agreement also provides for the continuation of medical, dental and other welfare plans by ATL and SONO for the benefit of their respective employees following the Distribution, and for the allocation of liability for, and obligations to indemnify against, any employment-related claims brought against ATL or SONO, or both companies jointly.

OPTION ADJUSTMENTS

  ATL and its present subsidiaries (including SONO) have approximately 600 employees who are expected to hold Existing ATL Options as of the Record Date. Each Existing ATL Option held by an employee of SONO or ATL and outstanding on the Record Date and as of April 7, 1998, the date on which the ATL Common Stock is expected to begin to trade on Nasdaq without the dividend of the SONO Common Stock (the "Ex-Dividend Date") will be adjusted as set forth herein.

  All Existing ATL Options, vested and unvested, which are outstanding on the Distribution Date will be adjusted to provide new ATL options ("Adjusted ATL Options") and separately exercisable SONO options ("Adjusted SONO Options"). The adjustment will be made by using the fair market value of ATL Common Stock immediately prior to the Ex-Dividend Date and the fair market values of ATL Common Stock and SONO Common Stock immediately following on the Ex-Dividend Date to provide each optionholder with the same "intrinsic value" in the Adjusted ATL and Adjusted SONO Options as the optionholder held in the Existing ATL Options immediately prior to the Ex-Dividend Date. The adjustment will generally result in new numbers of options and new exercise prices for the Adjusted Options as compared with the numbers of options and exercise prices of the Existing ATL Options.

  To determine the exercise price adjustment, the fair market value of ATL Common Stock immediately preceding the Ex-Dividend Date and the fair market value of ATL Common Stock and SONO Common Stock immediately following on the Ex-Dividend Date are determined. These fair market values will be determined by the closing price of ATL Common Stock on Nasdaq on the trading day immediately preceding the Ex-Dividend Date, and by the opening prices of ATL Common Stock and SONO Common Stock, respectively, on Nasdaq on the Ex-Dividend Date. An "Exercise Price Adjustment Ratio" is then determined for each outstanding option by dividing the exercise price of an Existing ATL Option by the fair market value of ATL Common Stock immediately preceding the Ex-Dividend Date. The exercise price for each Adjusted ATL Option is then determined by multiplying the Exercise Price Adjustment Ratio by the fair market value determined for the ATL Common Stock immediately following on the Ex-Dividend Date. The exercise price for each Adjusted SONO Option is then determined by multiplying the Exercise Price Adjustment Ratio by the fair market value determined for the SONO Common Stock immediately following on the Ex-Dividend Date.

  The number of options of each Adjusted Option is determined as follows. The number of Adjusted SONO Options are determined by dividing the number of Existing ATL Options by six. Since this number of Adjusted SONO Options is less than that which would result using the three to one Distribution Ratio, the "intrinsic value" of the total of both Adjusted Options is then adjusted to be equal to the "intrinsic value" of the Existing ATL Options immediately prior to the Ex-Dividend Date. This is done by adjusting the number of Adjusted ATL Options until the "spreads" between the exercise prices of the Adjusted Options and the fair market values of the two Common Stocks immediately following on the Ex-Dividend Date equals the "spread" between the exercise price of the Existing ATL Options and the fair market value of ATL Common Stock immediately prior to the Ex-Dividend Date. When the number of Adjusted ATL Options necessary to equalize the two "intrinsic values" has been determined, all fractional shares are disregarded and the integer numbers of options are the numbers of new Adjusted SONO Options and Adjusted ATL Options possessed by the optionholder.

  The Adjusted SONO Options will be administered by SONO under the SONO Adjustment Plan, the terms of which will be substantially the same as those of the ATL 1992 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan and the ATL 1992 Nonofficer Employee Stock Plan, the ATL plans under which substantially all of the Existing ATL Options were granted. Based upon the above adjustment formula and the approximately 1.8 million unexercised options to purchase ATL common stock outstanding as of December 31, 1997, it is anticipated that approximately 325,000 shares of SONO Common Stock will be authorized for issuance under the SONO Adjustment Plan. Upon the termination of all such options through exercise, expiration, or otherwise, the authorization for any shares remaining for issuance under the SONO Adjustment Plan shall be extinguished.

  The foregoing option adjustment will result in each optionholder possessing:
(i) one option to purchase a share of SONO Common Stock for every six Existing ATL Options held, (ii) new exercise prices for the Adjusted Options which reflect the relative market values of the two stocks, and (iii) a change in the number of ATL options which is necessary to maintain "intrinsic value." The "intrinsic value" of the Adjusted Options immediately following on the Ex-Dividend Date will be substantially equal to the "intrinsic value" of the Existing ATL Options just prior to the Ex-Dividend Date.

  All other terms of the Existing ATL Options as applied by the stock option plans under which the options were originally granted will continue to apply to the Adjusted Options, including the continuation of the remaining portions of their original vesting schedules and ten year terms. The compensation committees of the boards of directors of both ATL and SONO retain the authority to modify the foregoing adjustment procedure if, in their respective judgments, the market prices determined as described above reflect significant disruptive market events that are independent, determinable, and verifiable effects other than the Distribution.

                       DESCRIPTION OF SONO CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of SONO consists of the authority to issue (i) 50,000,000 shares of SONO Common Stock, par value of $.01 per share, and (ii) 6,000,000 shares of its preferred stock, par value of $1.00 per share ("Preferred Stock"). The descriptions of SONO Common Stock, Preferred Stock, and SONO Rights are qualified in their entirety by reference to (i) the Amended and Restated Articles of Incorporation, and (ii) the Rights Plan pertaining to SONO Series A Participating Cumulative Preferred Shares, copies of which have been filed as an exhibit to the registration statement of which this Information Statement is a part, and (iii) the applicable provisions of the laws of the State of Washington.

COMMON STOCK

  The holders of SONO Common Stock will be entitled to one vote for each share on all matters voted by shareholders, including the election of Directors, and, except as otherwise required by law or provided in any resolution adopted by the SONO Board of Directors with respect to any series of SONO Preferred Stock, the holders of such shares will exclusively possess all voting power. The holders of SONO Common Stock will not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of SONO Preferred Stock, the holders of SONO Common Stock will be entitled to such dividends as may be declared from time to time by the SONO Board of Directors from funds available, and will be entitled to receive pro rata all assets of SONO legally available for distribution upon any dissolution, liquidation or winding up of SONO, whether voluntary or involuntary. See "--Dividends".

PREFERRED STOCK

  The SONO Board is authorized to issue shares of SONO Preferred Stock in one or more series and to set the number of shares constituting any such series, the voting powers, if any, and the designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions, including the rate or rates at which dividends will be payable; whether and on what terms the shares constituting any series will be redeemable, subject to sinking fund provisions, or convertible or exchangeable into other securities of SONO; and the liquidation preferences, if any, of such series, without any further vote or action by the shareholders. Thus, any series may, if so determined by the SONO Board of Directors, have full voting rights with the SONO Common Stock or limited voting rights, be convertible into or exchangeable for SONO Common Stock or another security of SONO, be redeemable, carry the right to specified participating dividends, which may be fixed or adjustable and which may be cumulative, and have such other relative rights, preferences and limitations as the SONO Board of Directors may determine. Issuance of authorized but unissued shares of SONO Common Stock or SONO Preferred Stock (including upon conversion of any convertible SONO Preferred Stock) could cause a dilution of the book value of the SONO Common Stock and (in the case of SONO Common Stock and SONO Preferred Stock with voting rights) would dilute the voting power of the then current shareholders of SONO. No shares of SONO Preferred Stock will be outstanding at the Distribution Date.

SONO RIGHTS

  Pursuant to a Rights Agreement dated as of April 6, 1998 between SONO and First Chicago Trust Company of New York, (the "SONO Rights Agreement"), holders of shares of SONO Common Stock will hold rights to purchase shares of SONO Series A Participating Cumulative Preferred Stock, par value $1.00 (the "SONO Participating Preferred Shares"), exercisable only in certain circumstances (the "SONO Rights"). Each SONO Right, when it becomes exercisable as described below, will entitle the registered holder to purchase one one-hundredth ( 1/100) of a share of SONO Participating Preferred Shares at a price equal to four times the average of the high and low sales prices of the SONO Common Stock quoted on Nasdaq for each of the 10 trading days commencing on the sixth trading day following the Distribution Date (the "Purchase Price").

  The SONO Participating Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each SONO Participating Preferred Share will be entitled to a minimum preferential quarterly dividend payment of

$.01 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of SONO Common Stock, if any. In the event of dissolution, liquidation or winding up of SONO, whether voluntary or involuntary, the holders of the SONO Participating Preferred Shares will be entitled to a minimum preferential payment of $.01 per share, but will be entitled to an aggregate preferential payment of 100 times the payment made per share of SONO Common Stock. Each SONO Participating Preferred Share will have 100 votes, voting together with the SONO Common Stock. Finally, in the event of any merger, business combination, consolidation or other transaction in which the SONO Common Stock is exchanged, each SONO Participating Preferred Share will be entitled to receive 100 times the amount received per share of SONO Common Stock. Because of the nature of the SONO Participating Preferred Share's dividend, liquidation and voting rights, the value of the one one-hundredth ( 1/100) interest in a SONO Participating Preferred Share issuable upon exercise of each Right should approximate the value of one share of SONO Common Stock. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the SONO Common Stock and the SONO Participating Preferred Shares. The SONO Participating Preferred Shares are authorized to be issued in fractions which are an integral multiple of one one-hundredth ( 1/100) of a SONO Participating Preferred Share. SONO may, but is not required to, issue fractions of shares upon the exercise of SONO Rights, and, in lieu of fractional shares, SONO may utilize a depository arrangement as provided by the terms of the SONO Participating Preferred Shares and, in the case of fractions other than one one-hundredth ( 1/100) of a SONO Participating Preferred Share or integral multiples thereof, may make a cash payment based on the market price of such shares.

  Until the earlier of (i) such time as SONO learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding SONO Common Stock (such person or group being an "Acquiring Person",) and (ii) such date, if any, as may be designated by the SONO Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding SONO Common Stock which could result in the offeror becoming the beneficial owner of 15% or more of the outstanding SONO Common Stock (the earlier of such dates, subject to certain exceptions, being the "Separation Date"), the SONO Rights will be evidenced by the certificates for the SONO Common Stock registered in the names of the holders thereof (which certificates for SONO Common Stock will also be deemed to be SONO Right Certificates, as defined below) and not by separate SONO Right Certificates. Therefore, until the Separation Date, the SONO Rights will be transferred with and only with the SONO Common Stock.

  The SONO Rights will expire on April 5, 2008 (the "Expiration Date") unless earlier redeemed or canceled by SONO as described below.

  The number of SONO Participating Preferred Shares or other securities issuable upon exercise of a SONO Right, the Purchase Price, the Redemption Price (as defined below) and the number of SONO Rights associated with each outstanding share of SONO Common Stock are all subject to adjustment by the SONO Board of Directors in the event of any change in the SONO Common Stock or the SONO Participating Preferred Shares, whether by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of SONO Common Stock or SONO Participating Preferred Shares, as the case may be (other than the SONO Rights or regular quarterly cash dividends), or otherwise.

  In the event a person becomes an Acquiring Person, the SONO Rights will entitle each holder of a SONO Right (other than those held by an Acquiring Person (or any affiliate or associate of such Acquiring Person)) to purchase, for the Purchase Price, that number of one one-hundredths ( 1/100) of a SONO Participating Preferred Share equivalent to the number of shares of SONO Common Stock which at the time of the transaction would have a market value of twice the Purchase Price. Any SONO Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such SONO Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such SONO Right.

  After there is an Acquiring Person the SONO Board of Directors may elect to exchange each SONO Right (other than SONO Rights that have become null and void and nontransferable as described above) for consideration per SONO Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one SONO Right pursuant to the terms of the SONO Rights Agreement, and without payment of the Purchase Price.

  In the event SONO is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, a publicly traded corporation, each SONO Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event SONO is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of the earning power of SONO are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, an entity that is not a publicly traded corporation, each SONO Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be SONO) which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

  At any time prior to the earlier of (i) such time as a person becomes an Acquiring Person and (ii) the Expiration Date, the SONO Board of Directors may redeem the SONO Rights in whole, but not in part, at a price (in cash or SONO Common Stock or other securities of SONO deemed by the SONO Board of Directors to be at least equivalent in value) of $.01 per SONO Right, subject to adjustment as provided in the SONO Rights Agreement (the "Redemption Price"); provided that, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) in a majority of the SONO Board in office at the commencement of such solicitation, the SONO Rights may only be redeemed if (A) there are directors then in office who were in office at the commencement of such solicitation and (B) the SONO Board, with the concurrence of a majority of such directors then in office, determines that such redemption is, in its judgment, in the best interests of SONO and its shareholders. Immediately upon the action of the SONO Board of Directors electing to redeem the SONO Rights, SONO will make an announcement thereof, and, upon such election, the right to exercise the SONO Rights will terminate and the only right of the holders of SONO Rights will be to receive the Redemption Price.

  Until a SONO Right is exercised, the holder thereof, as such, will have no rights as a shareholder of SONO, including, without limitation, the right to vote or to receive dividends. No supplement or amendment shall be made which reduces the Redemption Price (other than pursuant to certain adjustments therein), provides for an earlier Expiration Date or makes certain changes to the definition of Acquiring Person. However, for the 120-day period after any date of a change (resulting from a proxy solicitation) in a majority of the SONO Board in office at the commencement of such solicitation, the SONO Rights Agreement may be supplemented or amended only if (A) there are directors then in office who were in office at the commencement of such solicitation and
(B) the SONO Board of Directors, with the concurrence of a majority of such directors then in office, determines that such supplement or amendment is, in their judgment, in the best interests of SONO and its shareholders.

  The SONO Rights have certain antitakeover effects. The SONO Rights will cause substantial dilution to a person or group that attempts to acquire SONO without conditioning the offer on substantially all the SONO Rights being acquired. The SONO Rights will not interfere with any merger or other business combination approved by the SONO Board since the SONO Board of Directors may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all but not less than all of the then outstanding SONO Rights at the Redemption Price.

MARKET FOR SONO COMMON STOCK

  Shares of SONO Common Stock distributed to ATL shareholders will be freely transferable, except for shares received by persons who may be deemed "affiliates" of SONO under the Securities Act. Persons who may be affiliates of SONO after the Distribution generally include individuals or entities that control, are controlled by, or are under the common control with, SONO and may include certain officers and directors of SONO, as well as ATL. Persons who are affiliates of SONO will be permitted to sell their shares of SONO only pursuant to an effective registration statement under the Securities Act or an exemption from registration requirements of the Securities Act.

  There have been no private or public trading markets for SONO Common Stock. SONO is making arrangements to have the SONO Common Stock accepted by Nasdaq as eligible for quotation on the Nasdaq National Market System, but there can be no assurances as to the prices at which trading in SONO Common Stock will occur. Such prices will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for SONO Common Stock, investor perception of SONO and the high technology medical equipment business, and SONO's dividend policy.

DIVIDENDS

  SONO does not currently intend to pay regular cash dividends on its Common Stock following the Distribution. The dividend policy of SONO will be reviewed from time to time by the SONO Board. Payment of dividends will be a business decision to be made by the SONO Board based upon the existence of earnings and financial position and such other business considerations as the Board of Directors consider relevant. Such dividend policy will be subject to restrictions contained in its bank credit facility. See "FINANCING--Bank Operating Facility" and "CERTAIN FACTORS."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for SONO Common Stock is First Chicago Trust Company of New York, 525 Washington Blvd., 9th Floor, Jersey City, NJ 07310.

                             AVAILABLE INFORMATION

  After the Distribution, SONO will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by SONO may be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago (Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007). Copies of such material can be obtained by mail from the Public Reference Section of the SEC at prescribed rates. The SEC also maintains a Web Site at http:\\//www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  SONO has filed a Registration Statement on Form 10 with the SEC pursuant to the Exchange Act with respect to the SONO Common Stock and associated preferred share purchase rights to be issued in the Distribution. As permitted by the rules and regulations of the SEC, this Information Statement omits certain information, exhibits and undertakings set forth in the Registration Statement. Such additional information can be inspected at and obtained from the SEC in the manner set forth above, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Information Statement or in any document incorporated by reference in this Information Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all inspects by such reference.

  NO PERSON IS AUTHORIZED BY ATL OR SONO TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ATL OR SONO SINCE THE DATE HEREOF.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Combined Balance Sheets.................................................... F-3
Combined Statements of Operations.......................................... F-4
Combined Statements of Cash Flows.......................................... F-5
Combined Statements of Owner's Equity...................................... F-6
Notes to Combined Financial Statements..................................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
SonoSight, Inc.

  We have audited the accompanying combined balance sheets of SonoSight, Inc. (a development stage enterprise) as of December 31, 1996 and 1997, and the related combined statements of operations, owner's equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from February 1994 (inception) through December 31, 1997. These combined financial statements are the responsibility of SonoSight, Inc.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SonoSight, Inc. (a development stage enterprise) as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from February 1994 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Seattle, Washington
February 12, 1998

                                SONOSIGHT, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            COMBINED BALANCE SHEETS

                                                          AT DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
                       ------
Property and equipment, net.......................... $   156,703  $   409,967
                                                      -----------  -----------
      Total Assets................................... $   156,703  $   409,967
                                                      ===========  ===========
           LIABILITIES AND OWNER'S EQUITY
           ------------------------------
Liabilities
  Accrued expenses................................... $    52,854  $   169,839
                                                      -----------  -----------
  Owner's equity
    Preferred stock, par value $1.00, 6,000,000
     shares authorized, no shares issued or
     outstanding.....................................         --           --
    Common stock, par value $0.01, 50,000,000 shares
     authorized, no shares issued or outstanding.....         --           --
    Net advances from ATL............................   1,993,288    8,124,018
    Deficit accumulated during the development stage.  (1,889,439)  (7,883,890)
                                                      -----------  -----------
      Total Owner's Equity...........................     103,849      240,128
                                                      -----------  -----------
      Total Liabilities and Owner's Equity........... $   156,703  $   409,967
                                                      ===========  ===========


            See accompanying notes to combined financial statements

                                SONOSIGHT, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       COMBINED STATEMENTS OF OPERATIONS

                          FOR THE YEARS ENDED DECEMBER 31,       FEBRUARY 1994
                          ----------------------------------  (INCEPTION) THROUGH
                            1995       1996         1997       DECEMBER 31, 1997
                          --------  -----------  -----------  -------------------
Grant Revenues..........  $    --   $ 1,028,895  $ 2,947,700      $ 3,976,595
Operating Expenses
  Research and
   development..........    74,928    2,575,719    7,063,842        9,753,415
  Selling, general and
   administrative.......     8,623      197,057    1,819,355        2,027,538
  Other expenses........       --        20,578       58,954           79,532
                          --------  -----------  -----------      -----------
    Total Operating
     Expenses...........    83,551    2,793,354    8,942,151       11,860,485
                          --------  -----------  -----------      -----------
Net Loss................  $(83,551) $(1,764,459) $(5,994,451)     $(7,883,890)
                          ========  ===========  ===========      ===========
Pro forma net loss per
 share (unaudited)......                         $     (1.24)
                                                 ===========
Shares used in computing
 pro forma net loss per
 share (unaudited)......                           4,824,780
                                                 ===========




            See accompanying notes to combined financial statements

                                SONOSIGHT, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       COMBINED STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED DECEMBER 31,       FEBRUARY 1994
                          ----------------------------------  (INCEPTION) THROUGH
                            1995       1996         1997       DECEMBER 31, 1997
                          --------  -----------  -----------  -------------------
Cash Flows from
 Operating Activities:
  Net Loss..............  $(83,551) $(1,764,459) $(5,994,451)     $(7,883,890)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation........       --        23,964      110,698          134,662
    Change in accrued
     expenses...........       --        52,854      116,985          169,839
                          --------  -----------  -----------      -----------
    Net cash used in
     operating
     activities.........   (83,551)  (1,687,641)  (5,766,768)      (7,579,389)
Cash Flows used by
 Investing Activities--
 Purchase of equipment..       --      (180,667)    (363,962)        (544,629)
Cash Flows provided from
 Financing Activities--
 Net advances from ATL..    83,551    1,868,308    6,130,730        8,124,018
                          --------  -----------  -----------      -----------
Net change in Cash......       --           --           --               --
Cash at Beginning of
 Period.................       --           --           --               --
                          --------  -----------  -----------      -----------
Cash at End of Period...  $    --   $       --   $       --       $       --
                          ========  ===========  ===========      ===========


            See accompanying notes to combined financial statements

                                SONOSIGHT, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     COMBINED STATEMENTS OF OWNER'S EQUITY

                                             DEFICIT
                                           ACCUMULATED     NET
                                           DURING THE    ADVANCES     TOTAL
                                    COMMON DEVELOPMENT     FROM      OWNER'S
                                    STOCK     STAGE       PARENT     EQUITY
                                    ------ -----------  ---------- -----------
Balance at February 1994
 (inception).......................  $ --  $       --   $      --  $       --
  Net advances from ATL............    --          --       41,429      41,429
  Net Loss.........................    --      (41,429)        --      (41,429)
                                     ----  -----------  ---------- -----------
Balance at December 31, 1994.......    --      (41,429)     41,429         --
  Net advances from ATL............    --          --       83,551      83,551
  Net Loss.........................    --      (83,551)        --      (83,551)
                                     ----  -----------  ---------- -----------
Balance at December 31, 1995.......    --     (124,980)    124,980         --
  Net advances from ATL............    --          --    1,868,308   1,868,308
  Net Loss.........................    --   (1,764,459)        --   (1,764,459)
                                     ----  -----------  ---------- -----------
Balance at December 31, 1996.......    --   (1,889,439)  1,993,288     103,849
  Net advances from ATL............    --          --    6,130,730   6,130,730
  Net Loss.........................    --   (5,994,451)        --   (5,994,451)
                                     ----  -----------  ---------- -----------
Balance at December 31, 1997.......  $ --  $(7,883,890) $8,124,018 $   240,128
                                     ====  ===========  ========== ===========


            See accompanying notes to combined financial statements

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BACKGROUND, BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

  SONOSIGHT, Inc. ("SONO"), a development stage enterprise, commenced operations in 1994 as a project of ATL Ultrasound, Inc. ("ATL") and was chartered to develop the design and specifications for a handheld ultrasound device and other highly portable ultrasound products. During the years since inception, the project was organized as a separate division of ATL with the purpose of accelerating research, development and commercialization of this device. On February 2, 1998 the ATL Board of Directors approved a plan to spin-off SONO as an independent, publicly owned company. This transaction is to be effected through the tax-free distribution of SONO's shares to ATL shareholders (the "Distribution") on or about April 6, 1998 (the "Distribution Date"). Shareholders will receive one share of SONO common stock for each three shares of ATL common stock held. In connection with the Distribution, ATL will contribute to the capital of SONO all cumulative net advances made by ATL to SONO prior to the Distribution Date. In addition, ATL will unconditionally contribute to the capital of SONO (a) the amount of $18 million in cash on the Distribution Date, and (b) the amount of $12 million in cash on January 15, 1999. ATL and SONO will also enter into a number of agreements to facilitate the Distribution and the transition of SONO to an independent business (see Note 3).

  SONO's development activities were expanded significantly in 1996 when its handheld ultrasound device proposal was selected for matched funding by the U.S. Government's Advanced Research Projects Agency ("ARPA"). ARPA's Technology Reinvestment Project ("TRP") provides funding of up to 50% for the development of technology having both military and commercial applications. In May 1996, SONO and its TRP collaborators (University of Washington, Harris Semiconductor and VLSI Technology, Inc.) formed a consortium and entered into a development contract with the Office of Naval Research (the "U.S. Navy"). Each of the collaborators has specific contracted deliverables and earmarked funding based on its achievement of milestones. The U.S. Navy is expected to contribute $4,755,000 for SONO's share of the project or approximately half of SONO's initial TRP proposal costs totaling $9,704,000. SONO has recorded revenues of $3,976,595 as of December 31, 1997, and expects the balance of approximately $778,400 will be realized as revenue assuming the remaining project milestones are met. The terms of the development contract specify that each collaborator will own rights to the technology it develops. The Application Specific Integrated Circuits ("ASICs") developed jointly by ATL, VLSI Technology, Inc. and Harris Semiconductor are essential to SONO in developing a commercial handheld ultrasound device, and SONO will be relying on VLSI Technology, Inc. and Harris Semiconductor to manufacture ASICs which incorporate technology developed by the consortium.

  SONO is focused on developing, manufacturing, and marketing highly portable, handheld diagnostic medical ultrasound devices. SONO plans to sell these devices to physicians, hospitals, clinics, private medical practices and emergency medical personnel worldwide. SONO's future growth will largely depend on its ability to market and sell the handheld ultrasound products. Completion of a prototype is expected during the third quarter of 1998. To date, SONO has not generated any revenue from product sales. Since inception, funding from ATL and the U.S. Navy has been used to finance the development of SONO's technologies. SONO expects to continue to incur operating losses unless and until handheld ultrasound product sales generate sufficient revenue to fund its continuing operations.

 Basis of Presentation

  SONO's business, which is the basis for these combined financial statements, consists of the handheld ultrasound division of ATL. The combined financial statements represent the combination of ATL's handheld division and the corporate entity (SonoSight, Inc.) established to effect the Distribution. The accompanying combined financial statements, which are derived from the historical books and records of ATL, include the assets, liabilities, revenues and expenses of SONO at historical cost.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The combined financial statements reflect the assets, liabilities, revenues, and expenses of SONO as it was operated as a division of ATL. The statements of operations include allocations for facilities and certain support services, such as engineering overhead, administration, accounting, finance, human resources and regulatory functions. These allocations were based on estimates of personnel time and effort spent by ATL on behalf of SONO. Management believes these allocations were made on a reasonable basis (see Note 3).

  The portion of SONO's financing requirements funded by ATL are shown as net advances from ATL in owner's equity. Activity in the net advances from ATL equity account relates to net cash received from ATL through intercompany advances to fund SONO's operating deficits. ATL did not acquire additional financing to fund these advances and no interest has been charged to SONO. The average balances of these advances were $85,000, $813,000 and $4,638,000 for the years ended December 31, 1995, 1996 and 1997, respectively. In connection with the Distribution, ATL has agreed to make a capital contribution to SONO of the cumulative net advances from ATL on the Distribution date plus $18 million in cash on the Distribution Date and an additional unconditional $12 million in cash on January 15, 1999.

  The financial information included herein is not necessarily indicative of the financial position, results of operations or cash flows of SONO in the future or what the financial position, results of operations or cash flows would have been if SONO had been a separate, independent public company during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property and Equipment

  Property and equipment are stated at cost. The costs of significant additions and improvements to property and equipment are capitalized. Maintenance and repair costs are expensed as incurred. Furniture, equipment, computers and purchased software are depreciated primarily using the straight-line method over the following estimated useful lives:

    Furniture and equipment 10 years

    Computers and purchased software 3-5 years

  For long-lived assets, including property and equipment, SONO evaluates the carrying value of the assets by comparing the estimated future cash flows generated from the use of the asset and its eventual disposition with the assets' reported net book value. The carrying value of assets are evaluated for impairment when events or changes in circumstances occur which may indicate the carrying amount of the asset may not be recoverable.

 ARPA Grant Revenue Recognition

  SONO recognizes grant revenue from the U.S. Navy as earned based on reimbursable spending and achievement of contract milestones. The ARPA contract is a cost reimbursement contract with a schedule of program technical milestones and related reimbursable expenditures. Grant revenue from ARPA has been recognized in the combined statement of operations based on reimbursable project spending. Revenue recognition is limited to amounts representing assured realization of contractually agreed funding specified for the technical milestones achieved, i.e., no revenue is recognized for any cost overruns that would only be realizable by achieving a future milestone. Amounts received for reimbursed expenditures under the program are not refundable. Grant revenues of $0, $1,028,895, and $2,947,700 were recognized during 1995, 1996, and 1997, respectively.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Research and Development

  Research and development costs are expensed as incurred.

 Income Taxes

  Deferred tax assets and liabilities are recognized based on temporary differences between the combined financial statements and tax bases of assets and liabilities using enacted tax rates expected to be in effect when they are realized. A valuation allowance against deferred tax assets is recorded, if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. For income tax purposes, SONO's results have been included in the consolidated Federal income tax return of ATL and, accordingly, the net operating loss generated to date will not be available to SONO for use in periods subsequent to the Distribution. After the Distribution, SONO's results of operations will no longer be included in ATL's consolidated return.

  It is SONO's policy to record its tax expense or benefit as if it were a separate taxpayer. Consequently, because SONO is in the development stage and has incurred losses since its inception, no current or deferred tax benefit has been recorded.

 Stock-based Compensation

  SONO will apply Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in measuring compensation costs for its stock options. SONO will disclose pro forma net income (loss) and net income (loss) per share as if compensation costs had been determined consistent with Statement of Financial Accounting Standard
(FAS) No. 123, Accounting for Stock-Based Compensation.

 Pro Forma Net Loss Per Share

  Given SONO's historical capital structure as a division of ATL and the changes therein to be effected by the spin-off of SONO from ATL, historical loss per share amounts are not presented in the combined financial statements as they are not considered to be meaningful.

  Pro forma net loss per share in 1997 is calculated based on shares of SONO's common stock which are expected to be outstanding at the date of the Distribution.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ARRANGEMENTS WITH ATL

  Since the inception of SONO's business activities, all facilities and certain support services, such as engineering overhead, administration, accounting, finance, human resources and regulatory functions, have been

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

provided by ATL. For these services, SONO was charged $0, $826,644, and $1,826,433 for the years ended December 31, 1995, 1996 and 1997, respectively. These charges represent an allocation of SONO's proportionate share of ATL's overhead costs using formulas which management believes are reasonable based upon SONO's use of facilities and services. All other costs for all periods presented, including payroll costs, are directly attributed to SONO and have been paid by ATL and charged to SONO.

  In connection with the Distribution, SONO expects to enter into the following agreements with ATL:

 Distribution Agreement

  This agreement provides for the principal corporate services required to effect the Distribution, including, among other things, the preparation of a registration statement registering SONO's common stock under the Exchange Act and an undertaking by SONO to prepare a registration statement registering the shares of SONO common stock to be issued upon the exercise of SONO's stock options under the Securities Act.

 Services Agreements

  For the purpose of an orderly transition following the Distribution, SONO and ATL will enter into a number of agreements (the "Service Agreements") pursuant to which ATL will provide to SONO for limited periods of time ranging up to five years, but only as may be requested by SONO, certain services, including financial services, human resources, legal services, engineering, information services, facilities services, and regulatory services at SONO's expense. The Service Agreements are identical in their terms, differing only in the description of the nature of the service and its cost. As each individual service function terminates or is transitioned by SONO to its own employees or another provider, the agreement which is the subject of that service will terminate. SONO will pay ATL for the services rendered in amounts which are intended to compensate ATL for both its out-of-pocket expenses (including the salaries and overhead expenses of the ATL employees providing such services) and a markup ranging from 10% to 25%. SONO may discontinue any of the services covered by the Service Agreements on 90 days' prior written notice to ATL. ATL may terminate a Service Agreement on 90 days notice in certain circumstances.

 OEM Supply Agreement

  SONO will have handheld ultrasound products and subassemblies manufactured exclusively for SONO by ATL in accordance with SONO's specifications. ATL will supply SONO with the specified items at ATL's cost to manufacture plus 20%. SONO has the right to end this supply arrangement with ATL upon 180 days' notice, whereupon ATL will assist SONO in the transfer of the manufacturing function to SONO or another supplier designated by SONO.

 Technology Transfer and License Agreement

  SONO and ATL will enter into a Technology Transfer and License Agreement, effective as of the Distribution Date, under which SONO will own certain handheld ultrasound technology developed at ATL and have access to certain ATL technology which is necessary or useful in the development and manufacture of handheld ultrasound products. Under this agreement, SONO will take ownership of the handheld ultrasound technology which has been developed by ATL pursuant to the ARPA sponsored joint research program in which ATL has been a partner, and also the patent rights which have been established or are being pursued for that technology. SONO will also receive a nonexclusive license to use any other ATL technology in existence or developed during the period ending three years after the Distribution date in its handheld ultrasound products.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

This license bears a royalty of 3% of the net sales of handheld ultrasound products under ten pounds which use ATL technology, declining to 1 1/2% five years after the commencement of SONO customer shipments and ending after another three years. To the extent that SONO develops products in the range of ten to fifteen pounds which utilize ATL technology, royalties are payable at 4% and 2% respectively, for the same periods. SONO has no plans at present to develop products in this higher range. The license will become paid up by a lump-sum payment which is due ATL if SONO ceases to be an independent stand-alone company during the eight year period following the Distribution Date. The lump-sum payment is $150 million during the five years following the Distribution date, and $75 million for the next three years. SONO and ATL have also entered into a cross-license whereby SONO has the right to use technology developed by ATL during the three year period following the Distribution date in its handheld products, and ATL has the right to use developments of SONO made during the same period in its full-size ultrasound system products. SONO and ATL have also agreed that SONO will not engage in the full-size ultrasound system business and ATL will not engage in the handheld ultrasound device business for five years following the Distribution Date. After this five year period, each party's ongoing obligation with respect to the technology of the other will be to respect the patent and copyright rights of the other, although SONO will retain a license to use the previously-licensed ATL technology in handheld systems and ATL will retain a license to use the previously-licensed SONO technology in full-size ultrasound systems.

 Employee Benefits Agreement

  Under the terms of this agreement SONO will retain or assume, as the case may be, sole responsibility as employer for all employees of SONO as of the Distribution Date. Also, in connection with the Distribution, ATL option holders will receive options in SONO as described further in note 6.

  These agreements were negotiated between the CEO of SONO and the CEO of ATL. ATL was assisted in these discussions by ATL's in-house counsel, and outside counsel was retained for the specific purpose of assisting SONO in these discussions. ATL and SONO believe that the terms of these agreements are competitive with the cost of obtaining such rights and services in arm's length negotiations with third parties. SONO has the right to terminate any of its service and supply agreements with ATL at any time with sufficient notice.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. UNAUDITED PRO FORMA INFORMATION

  As a result of the Distribution, SONO believes that the following pro forma financial information is important to enable the reader to obtain a more meaningful understanding of SONO's results of operations. The pro forma financial information set forth below is for information purposes and may not be indicative of SONO's future performance, and does not necessarily reflect the results of operations or financial position of SONO had SONO operated as a separate, stand-alone entity during the period presented.

                            PRO FORMA BALANCE SHEET

                                           AS OF DECEMBER 31, 1997
                                    ------------------------------------------
                                    HISTORICAL   ADJUSTMENTS       PRO FORMA
                                    -----------  ------------     ------------
Assets
  Cash............................. $       --   $ 18,000,000 (a) $ 18,000,000
  Property and equipment, net......     409,967                        409,967
                                    -----------                   ------------
    Total Assets................... $   409,967                   $ 18,409,967
                                    ===========                   ============
Liabilities
  Accrued expenses................. $   169,839                   $    169,839
Owner's Equity
  Preferred stock, par value $1.00,
   6,000,000 shares authorized, no
   shares issued or outstanding....         --                             --
  Common stock, par value $.01,
   50,000,000 shares authorized, no
   shares issued or outstanding,
   actual; 4,824,780 shares issued
   and outstanding, pro forma......         --         48,248 (b)       48,248
Additional paid-in capital.........         --     30,000,000 (a)   38,075,770
                                            --      8,075,770 (b)
Net advances from ATL..............   8,124,018    (8,124,018)(b)          --
Due from ATL.......................         --    (12,000,000)(a)  (12,000,000)
Deficit accumulated during the
 development stage.................  (7,883,890)                    (7,883,890)
                                    -----------                   ------------
    Total Owner's Equity...........     240,128                     18,240,128
                                    -----------                   ------------
    Total Liabilities and Owner's
     Equity........................ $   409,967                   $ 18,409,967
                                    ===========                   ============

--------

(a) Represents ATL's contribution of $18 million in cash on the distribution date and their unconditional commitment to contribute an additional $12 million in cash on January 15, 1999.

(b) Represents the contribution by ATL of all cumulative net advances to SONO and the issuance of SONO Common Stock upon the Distribution.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


                       PRO FORMA STATEMENT OF OPERATIONS

                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        1997
                                         -------------------------------------
                                         HISTORICAL   ADJUSTMENTS   PRO FORMA
                                         -----------  -----------  -----------
Grant Revenues.......................... $ 2,947,700               $ 2,947,700
Operating Expenses
  Research and development..............   7,063,842    640,000(c)   7,703,842
  Selling, general and administrative...   1,819,355     20,000(c)   2,539,355
                                                        700,000(d)
  Other expenses........................      58,954                    58,954
                                         -----------               -----------
    Total Operating Expenses............   8,942,151                10,302,151
                                         -----------               -----------
    Net Loss............................ $(5,994,451)              $(7,354,451)
                                         ===========               ===========
Pro forma net loss per share............                           $     (1.52)
                                                                   ===========
Shares used in computing pro forma net
 loss per share.........................                             4,824,780
                                                                   ===========

--------
(c) The adjustments represent the 20% mark-up on research and development expenses and a 10% mark-up on general and administrative expenses which are provided for under the service agreements between ATL and SONO.
(d) Represents the additional estimated costs expected to be incurred by SONO on a prospective basis, including the incremental costs associated with SONO's status as an independent public company. Incremental costs are derived from known amounts, preliminary negotiations and quotes from service providers, and amounts estimated by management as follows:

    Executive compensation............................................ $180,000
    Audit, legal and tax..............................................   90,000
    Shareholder relations.............................................  135,000
    Directors' and officers' insurance................................  100,000
    Annual directors' fees and expenses...............................  160,000
    Exchange listing fees.............................................   35,000
                                                                       --------
                                                                       $700,000
                                                                       ========

5. PROPERTY AND EQUIPMENT

                                                              1996      1997
                                                            --------  ---------
   Property and Equipment:
     Furniture and equipment............................... $ 86,175  $ 172,025
     Computers and purchased software......................   94,492    372,604
     Less accumulated depreciation.........................  (23,964)  (134,662)
                                                            --------  ---------
     Property and Equipment, net........................... $156,703  $ 409,967
                                                            ========  =========

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


6. EQUITY

 Stock Option Plans:

  SONO had no stock options outstanding as of December 31, 1997. SONO does intend to adopt its own Option (including nonemployee director), Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan. In connection with the Distribution, ATL option holders will receive SONO options pursuant to the terms of the Employee Benefits Agreement between ATL and SONO. All Existing ATL Options, vested and unvested, which are outstanding on the Distribution Date will be adjusted to provide new ATL options ("Adjusted ATL Options") and separately exerciseable SONO options ("Adjusted SONO Options"). The adjustment will be made by using the fair market value of ATL Common Stock immediately prior to the ex-dividend date and the fair market values of ATL Common Stock and SONO Common Stock immediately following on the ex-dividend date to provide each optionholder with the same "intrinsic value" in the Adjusted ATL and Adjusted SONO Options as the optionholder held in the Existing ATL Options immediately prior to the ex-dividend date. The adjustment will generally result in new numbers of options and new exercise prices for the Adjusted Options as compared with the numbers of options and exercise prices of the Existing ATL Options. Holders of ATL options will receive one adjusted SONO option for each six ATL options held.

  At December 31, 1997, options to purchase 1,847,500 ATL shares are outstanding, and 983,936 are exerciseable.

  At December 31, 1997, ATL had five stock compensation plans, including, in 1997 only, an employee stock purchase plan. Had compensation cost been determined consistent with FAS 123, net loss would have been increased to the pro forma amounts as indicated below:

                                                        1995    1996     1997
                                                        -----  -------  -------
      Net Loss............................. As Reported $ (84) $(1,764) $(5,994)
                                            Pro forma    (106)  (1,860)  (6,141)

  Net loss per share in 1997 on a proforma basis would have been $(1.27) under FAS 123 compared to $(1.24) as shown on the pro forma basis in the Combined Statements of Operations.

  Pro forma compensation expense is recognized for the fair value of each option and employee stock purchase right estimated on the date of grant using the Black-Scholes pricing model. The following assumptions were used for option grants in 1995, 1996 and 1997, respectively: expected volatility of 26%, 33% and 39%; risk-free interest rates of 6.4%, 6.7% and 6.3%; expected lives of 4.25 years and zero dividend yield. For employee stock purchases, the following assumptions were used in 1997: expected volatility of 42%; risk-free interest rates of 5.1%; expected lives of .5 years; and zero dividend yield. The preceding assumptions were based on facts and circumstances directly related to ATL and would not necessarily be indicative of assumptions that will be in effect for SONO once it becomes an independent company.

7. EMPLOYEE BENEFIT PLANS

 Pension Plan

  Prior to the Distribution, SONO's employees were covered under ATL's noncontributory, defined benefit pension plan. SONO does not intend to adopt its own noncontributory, defined benefit pension plan nor will SONO be required to make future contributions to ATL's plan.

                                SONOSIGHT, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 401(k) Plan

  Prior to the Distribution, SONO's employees participated in ATL's ISSOP/401(k) retirement savings plan. SONO intends to adopt its own 401(k) Plan. SONO employees have the right to participate in the SONO 401(k) Plan.

8. CONTINGENCIES

  SONO is subject to certain rules and regulations of the U.S. Food and Drug Administration ("FDA") and other regulatory agencies regarding the design, documentation, manufacture, marketing and reporting of the performance of its planned products. SONO's ability to obtain timely FDA export and new product approvals is dependent upon the results of FDA inspections and reviews.

                                    PART II

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial Statements:

    1. See Index to Combined Financial Statements beginning on page F-1 of the Information Statement.

    2. Financial Statement Schedules:

      All schedules are omitted because they are not applicable or required, or because the required information is included in the Combined Financial Statements or notes thereto.

  (b) Exhibits:

    See Index to Exhibits.

                                   SIGNATURES

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SONOSIGHT, INC.
                                          (Registrant)

                                              /s/ Kevin M. Goodwin
Date: March 31, 1998                      By: _________________________________
                                                   Kevin M. Goodwin
                                                         President

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1*   Articles of Incorporation of SonoSight, Inc.
  3.2*   Certificate of Designation of Series A, Participating Cumulative
          Preferred Stock Setting Forth the Powers, Preferences, Rights,
          Qualifications, Limitations and Restrictions of Such Series of
          Preferred Stock of SonoSight, Inc.
  3.3*   Bylaws of SonoSight, Inc.
  4.1    Rights Agreement between SonoSight, Inc. and First Chicago Trust
          Company of New York dated as of April 6, 1998.
 10.1    Distribution Agreement between ATL Ultrasound, Inc. and SonoSight,
          Inc. dated as of April 6, 1998.
 10.2    Technology Transfer and License Agreement between ATL Ultrasound, Inc.
          and SonoSight, Inc. dated as of April 6, 1998.
 10.3    OEM Supply Agreement between ATL Ultrasound, Inc. and SonoSight, Inc.
          dated as of April 6, 1998.
 10.4    Employee Benefits Agreement between ATL Ultrasound, Inc. and
          SonoSight, Inc. dated as of April 6, 1998.
 10.5*   Service Agreement between ATL Ultrasound, Inc. and SonoSight, Inc.
          dated as of April 6, 1998.
 10.6    SonoSight, Inc. Adjustment Plan.
 10.7    Form of SonoSight, Inc. Common Stock Certificate.
 10.8*   1998 Option, Restricted Stock, Stock Grant, Stock Appreciation Right
          and Performance Unit Plan.
 10.9*   Nonemployee Director Stock and Stock Option Plan.
 10.10*  Management Incentive Compensation Plan.
 27.     Financial data schedule (Previously filed on initial Form 10 dated
          February 13, 1998).

--------

* Previously filed on Amendment No. 1 on Form 10 dated March 19, 1998.